CREDIT AGREEMENT, dated as of August 1, 1995 (this "Agreement"), among The Gap, Inc., a Delaware corporation (the "Borrower"), the LC Subsidiaries (as hereinafter defined), the banks and financial institutions (the "Banks") listed on the signature pages hereof, Citibank, N.A. ("Citibank), as issuing bank (the "Issuing Bank") and Citicorp USA Inc. ("CUSA"), as agent (the "Agent") for the Lenders and Issuing Bank hereunder:

          PRELIMINARY STATEMENT: The Borrower has requested the Banks to make available to it up to $250,000,000 in revolving credit and term loans to be used for general corporate purposes. The Borrower has requested the Issuing Bank to issue from time to time documentary letters of credit for its account and for the account of the LC Subsidiaries (as hereinafter defined) in an aggregate face amount at any time outstanding not to exceed $500,000,000. Subject to the terms and conditions of this Agreement, the Banks agree to make such revolving credit and term loans, and the Issuing Bank agrees to issue such documentary letters of credit.

          NOW THEREFORE, the Borrower, the LC Subsidiaries (as hereinafter defined), the Banks, the Lenders from time to time party hereto, the Issuing Bank and the Agent agree as follows:


                            ARTICLE I
                DEFINITIONS AND ACCOUNTING TERMS

          SECTION 1.01        Certain Defined Terms.  As used in
this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "A Advance" means an advance by an A Lender to the Borrower as part of an A Borrowing and refers to an Adjusted CD Rate Advance, a Base Rate Advance or a Eurodollar Rate Advance, each of which shall be a "Type" of A Advance.

          "A Borrowing" means a borrowing consisting of simultaneous A Advances of the same Type made by each of the A Lenders pursuant to Section 2.01.

          "A Commitment" means, as to each A Lender, the amount set forth opposite such A Lender's name on the signature pages hereof under the caption "A Commitment" or, if such A Lender has entered into one or more Assignment and Acceptances, the amount set forth for such A Lender with respect thereto in the Register maintained by the Agent pursuant to Section 10.07 hereof.

          "A Lender" means any Lender having an A Commitment or to which A Advances are owed.

          "Adjusted CD Rate" means, for any Interest Period for each Adjusted CD Rate Advance comprising part of the same
     A Borrowing, an interest rate per annum equal to the sum of:

               (a) the rate per annum obtained by dividing (i) the rate of interest determined by the Agent to be the average (rounded upward to the nearest whole multiple of 1/100 of 1% per annum, if such average is not such a multiple) of the consensus bid rate determined by each of the Reference Banks for the bid rates per annum, at 9:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period, of New York certificate of deposit dealers of recognized standing selected by such Reference Bank for the purchase at face value of certificates of deposit of such Reference Bank in an amount substantially equal to such Reference Bank's Adjusted CD Rate Advance comprising part of such A Borrowing and with a maturity equal to such Interest Period by (ii) a percentage equal to 100% minus the Adjusted CD Rate Reserve Percentage (as defined below) for such Interest Period, plus

               (b) the Assessment Rate (as defined below) for such Interest Period.

          The Adjusted CD Rate for the Interest Period for each Adjusted CD Rate Advance comprising part of the same
     A Borrowing shall be determined by the Agent on the basis of applicable rates furnished to and received by the Agent from the Reference Banks on the first day of such Interest Period, subject, however, to the provisions of Section 2.09.

          "Adjusted CD Rate Margin" means at any date of determination:

               (i) 3/8% per annum at all times prior to the Revolver Termination Date; and

               (ii) 1/2% per annum at all times from and after the Revolver Termination Date.

          The "Adjusted CD Rate Reserve Percentage" for any Interest Period for each Adjusted CD Rate Advance comprising part of the same A Borrowing means the reserve percentage applicable on the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion dollars with respect to liabilities consisting of or including (among other liabilities) U.S. dollar nonpersonal time deposits in the United States with a maturity equal to such Interest Period. The "Assessment Rate" for any Interest Period for each Adjusted CD Rate Advance comprising part of the same A Borrowing means the annual assessment rate estimated by the Agent on the first day of such Interest Period for determining the then current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of the Agent in the United States.

          "Adjusted CD Rate Advance" means an A Advance which bears interest as provided in Section 2.07(b).

          "Advance" means an A Advance or a B Advance, and "Advances" means the A Advances and the B Advances.

          "Affiliate" means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, or is a director or officer of such Person.

          "Alternative Currency" means any lawful currency other than Dollars which is freely transferable and convertible into Dollars and which the Issuing Bank can obtain in the ordinary course of its business.

          "Anniversary Date" means June 30 in each calendar year occurring during the term of this Agreement.

          "Applicable Lending Office" means, with respect to each Lender, such Lender's Domestic Lending Office in the case of a Base Rate Advance, such Lender's CD Lending Office in the case of an Adjusted CD Rate Advance, and such Lender's Eurodollar Lending Office in the case of a Eurodollar Rate Advance and, in the case of a B Advance, the office of such Lender notified by such Lender to the Agent as its Applicable Lending Office with respect to such B Advance.

          "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible
     Assignee, and accepted by the Agent, in substantially the form of Exhibit B hereto.

          "B Advance" means an advance by an A Lender to the Borrower as part of a B Borrowing resulting from the auction bidding procedure described in Section 2.03.

          "B Borrowing" means a borrowing consisting of simultaneous B Advances from each of the A Lenders whose offer to make one or more B Advances as part of such borrowing has been accepted by the Borrower under the auction bidding procedure described in Section 2.03.

          "B Reduction" has the meaning specified in Section
     2.01.

          "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time which rate per annum shall at all times be equal to the highest of:

               (a) the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank's base rate;

               (b) 1/2% per annum above the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average being determined weekly on each Monday (or, if any such date is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by the Agent on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by the Agent from three New York certificate of deposit dealers of recognized standing selected by the Agent, in either case adjusted to the nearest 1/4 of one percent or, if there is no nearest 1/4 of one percent, to the next higher 1/4 of one percent; and

               (c)  1/2% per annum above the Federal Funds Rate.

          "Base Rate Advance" means an A Advance which bears interest as provided in Section 2.07(a).

          "Borrowing" means an A Borrowing or a B Borrowing.

          "Business Day" means a day of the year on which banks are not required or authorized to close in New York City or San Francisco, California and a day on which wire transfers may be effectuated among member banks of the Federal Reserve System through use of the fedwire funds transfer system and
     (i) if the applicable Business Day relates to any Eurodollar Rate Advances, a day on which dealings are carried on in the London interbank market and (ii) if the applicable Business Day relates to any Letter of Credit denominated in an Alternative Currency, a day on which commercial banks are open for business in the country of issue of such Alternative Currency and on which dealings in such Alternative Currency are carried on by such commercial banks in such country of issue.

          "Capital Lease" of any Person means any lease of any property (whether real, personal or mixed) by such Person as lessee, which lease should, in accordance with generally accepted accounting principles, be required to be accounted for as a capital lease on the balance sheet of such Person.

          "Cash Equivalent" means (i) direct obligations issued by or unconditionally guaranteed by the United States government or issued by any agency thereof and supported by the full faith and credit of the United States government, in each case maturing within twelve months from the date of acquisition thereof, (ii) commercial paper maturing not more than 270 days from the date of acquisition thereof issued by a United States corporation and, at the time of acquisition, having the highest ratings obtainable from both Standard & Poor's Corporation and Moody's Investors Service, Inc.,
     (iii) Dollar denominated investments in money market funds and (iv) certificates of deposit, banker's acceptances, and secured repurchase agreements, in each case maturing within one year from the date of acquisition, and issued by or entered into with any banking institution having a combined capital and surplus of not less than $500,000,000.

          "CD Lending Office" means, with respect to any Lender, the office of such Lender specified as its "CD Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "CERCLA" means the Comprehensive Environmental
     Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. section 9601 et seq.), and any regulations promulgated thereunder.

          "Change of Control" means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
     1934), directly or indirectly, of securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Borrower ceasing for any reason to constitute a majority of the Board of Directors of the Borrower unless the Persons replacing such individuals were nominated by the Board of Directors of the Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, control over securities of the Borrower (or other securities convertible into such securities) representing 50% or more of the combined voting power of all securities of the Borrower entitled to vote in the election of directors; provided, that, the Person or group of Persons referred to in clauses (i) and (iii) of this definition of Change of Control shall not include any Person listed on Schedule III hereto or any group of Persons in which one or more of the Persons listed on Schedule III are members.

          "Consolidated" and any derivative thereof each means, with reference to the accounts or financial reports of any Person, the consolidated accounts or financial reports of such Person and each Subsidiary of such Person determined in accordance with generally accepted accounting principles, including principles of consolidation, consistent with those applied in the preparation of the Consolidated financial statements of the Borrower referred to in Section 6.01(e).

          "Convert", "Conversion" and "Converted" each refers to a conversion of A Advances of one Type into A Advances of another Type pursuant to Section 2.09 or 2.10.

          "Current Assets" of any Person means, as of any date of determination, all assets of such Person which should, in accordance with generally accepted accounting principles, be classified as current assets of a company conducting a business the same as or similar to that of such Person.

          "Current Liabilities" of any Person means, as of any date of determination, (i) all Debt which by its terms is payable on demand or matures within one year from the date of creation (excluding any Debt renewable or extendible, at the exclusive option of the debtor, to a date more than one year from such date or arising under a revolving credit or similar agreement that unconditionally obligates the lender or lenders to extend credit in respect thereof during a period of more than one year from such date and excluding the undrawn amounts of letters of credit if not required to be included as current liabilities under generally accepted accounting principles) and (ii) all other items (including taxes accrued as estimated) which in accordance with generally accepted accounting principles should be included as current liabilities of such Person, in each case including all amounts required to be paid or prepaid with respect to any Debt of such Person within one year from the date of determination.

          "Current Ratio" of any Person means, at any date of determination, the ratio that such Person's (i) Current Assets plus the dollar amount of the A Commitments then available to be utilized hereunder (after giving effect to any B reduction) bears to (ii) Current Liabilities.

          "Debt" of any Person means, without duplication,
     (i) all indebtedness of such Person for borrowed money or for the deferred purchase price (excluding any deferred purchase price that constitutes an account payable incurred in the ordinary course of business) of property or services,
     (ii) all obligations of such Person in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any capital stock of such Person or to purchase, redeem or acquire for value any warrants, rights or options to acquire such capital stock, now or hereafter outstanding, (iii) all obligations of such Person evidenced by bonds, notes, debentures, convertible debentures or other similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement (other than under any such agreement which constitutes or creates an account payable incurred in the ordinary course of business) with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default, acceleration, or termination are limited to repossession or sale of such property), (v) all Capital Lease obligations of such Person,
     (vi) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (v) above, (vii) all Debt referred to in clause (i), (ii),
     (iii), (iv), (v) or (vi) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any lien, security interest or other charge or encumbrance upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt and (viii) all mandatorily redeemable preferred stock of such Person, valued at the applicable redemption price, plus accrued and unpaid dividends payable in respect of such redeemable preferred stock.

          "Debt to Capital Ratio" of any Person means, at any date of determination, the ratio that such Person's (i) Debt plus Projected Operating Lease Expense bears to (ii) Net Worth (excluding from the computation of such Person's Total Assets used in computing such Person's Net Worth any Intangible Assets of such Person in excess of $50,000,000 plus Debt plus Projected Operating Lease Expense.

          "Default" means an event which would constitute an Event of Default but for the requirement that notice be given or time elapse, or both; provided, that, for the purposes of Section 5.02(b) and Section 5.03(b), "Default" shall not include non-compliance with Section 7.03(a) or (b) unless the notice contemplated by Section 8.01(c)(iii) has been given.

          "Dollars", "dollars" and the sign "$" each means lawful money of the United States.

          "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any State thereof, and having Total Assets in excess of $5,000,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the OECD or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having Total Assets in excess of $5,000,000,000; provided, that, such bank is acting through a branch or agency located in the United States; (iii) the central bank of any country which is a member of the OECD;
     (iv) any Bank or Lender or Affiliate of a Bank or Lender;
     (v) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership or other entity) which is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business, and having Total Assets in excess of $5,000,000,000; and (vi) any other Person mutually acceptable to the Borrower and the Agent.

          "Environmental Laws" means any and all laws, statutes, ordinances, rules, regulations, judgments, orders, decrees, permits, licenses, or other governmental restrictions or requirements relating to the environment or any Hazardous Substance.

          "ERISA Affiliate" means any trade or business (whether or not incorporated) which is a member of a controlled group of which the Borrower or any Subsidiary of the Borrower is a member or which is under common control with the Borrower or any Subsidiary of the Borrower within the meaning of Section 414 of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "ERISA" means the Employee Retirement Income Security
     Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

          "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

          "Eurodollar Rate" means, for any Interest Period for each Eurodollar Rate Advance comprising part of the same
     A Borrowing, an interest rate per annum equal to the average (rounded upward to the nearest whole multiple of 1/16 of 1% per annum) of the rates per annum at which deposits in Dollars are offered by the principal office of each of the Reference Banks in London, England, to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to such Reference Bank's Eurodollar Rate Advance comprising part of such A Borrowing and for a period equal to such Interest Period. The Eurodollar Rate for the Interest Period for each Eurodollar Rate Advance comprising part of the same A Borrowing shall be determined by the Agent on the basis of the applicable rates given to and received by the Agent from the Reference Banks two Business Days prior to the first day of such Interest Period, subject, however, to the provisions of
     Section 2.09.

          "Eurodollar Rate Advance" means an A Advance which bears interest as provided in Section 2.07(c).

          "Eurodollar Rate Margin" means at any date of determination:

               (i)  1/4% per annum prior to the Revolver
          Termination Date; and

               (ii) 3/8% per annum at all times from and after the Revolver Termination Date.

          "Eurodollar Rate Reserve Percentage" of any Lender for any Interest Period for any Eurodollar Rate Advance means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

          "Events of Default" has the meaning specified in
     Section 8.01.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Fiscal Quarter" means any quarter in any Fiscal Year, the duration of such quarter being defined in accordance with generally accepted accounting principles consistent with those applied in the preparation of the Borrower's financial statements referred to in Section 6.01(e).

          "Fiscal Year" means a fiscal year of the Borrower and its Subsidiaries.

          "Fixed Charges" of any Person means, for any period and without duplication, the sum of (i) net Interest Expense (including the interest portion of rentals under Capital Leases) of such Person for such period, (ii) net Operating Lease Expense of such Person for such period, and (iii) the aggregate scheduled principal amount of all Debt described in clauses (i), (iii), (iv) and (v) of the definition of "Debt" (including the principal portion of rentals under Capital Leases) of such Person for such period.

          "Fixed Charge Coverage Ratio" of any Person means, at any date of determination and for any period, the ratio that such Person's (i) Net Income (before deduction for taxes), plus Interest Expense, plus Operating Lease Expense at such date and for such period bears to (ii) Fixed Charges at such date and for such period.

          "Hazardous Substance" means (i) any hazardous substance or toxic substance as such terms are presently defined or used in section 101(14) of CERCLA (42 U.S.C. section 9601(14)), in 33 U.S.C. section 1251 et.seq. (Clean Water Act), or 15 U.S.C. section 2601 et.seq. (Toxic Substances Control Act) and (ii) as of any date of determination, any additional substances or materials which are hereafter incorporated in or added to the definition of "hazardous substance" or "toxic substance" for purposes of CERCLA or any other applicable law.

          "Intangible Assets" of a Person means, to the extent included in such Person's Total Assets, all of the following: (i) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights in any thereof, and other similar intangibles,
     (ii) any write-up in the book value of any asset resulting from a reevaluation thereof subsequent to January 28, 1995 and (iii) any items not included in clauses (i) and (ii) above which are or should be treated as intangibles in conformity with generally accepted accounting principles, except for leasehold improvements and lease interests, as defined in Accounting Research Bulletin 43.

          "Interest Expense" of any Person for any period means the aggregate amount of interest or fees (other than agency fees payable to the Agent, as such) paid, accrued or scheduled to be paid or accrued in respect of any Debt (including the interest portion of rentals under Capital Leases) and all but the principal component of payments in respect of conditional sales, equipment trust or other title retention agreements paid, accrued or scheduled to be paid or accrued by such Person during such period, determined in accordance with generally accepted accounting principles.

          "Interest Period" means, for each Adjusted CD Rate Advance or Eurodollar Rate Advance comprising part of the same A Borrowing, the period commencing on the date of such Type of A Advance or the date of the Conversion of any A Advance into such Type of an A Advance and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below. The duration of each such Interest Period shall be 30, 60, 90 or 180 days in the case of an Adjusted CD Rate Advance, and 1, 2, 3 or 6 months in the case of a Eurodollar Rate Advance, in each case as the Borrower may, upon notice received by the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

               (i)  the Borrower may not select any Interest
          Period which ends after the Revolver Termination Date;

               (ii) Interest Periods commencing on the same date for A Advances comprising part of the same A Borrowing shall be of the same duration;

               (iii)  whenever the last day of any Interest
          Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, in the case of any Interest Period for a Eurodollar Rate Advance, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

               (iv) the Borrower may request in a Notice of A Borrowing an Interest Period of 9 or 12 months for a Eurodollar Rate Advance and the Interest Period for such Eurodollar Rate Advance shall be 9 or 12 months, as requested by the Borrower, if, and only if, the Agent determines a Eurodollar Rate for the tenor of such Interest Period and the Majority A Lenders do not notify the Agent pursuant to Section 2.09(b) that the Eurodollar Rate for such Interest Period will not adequately reflect the cost to such Majority A Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period; if both of the preceding conditions are not satisfied with respect to such requested 9 or 12 month Interest Period, the duration of the requested Interest Period shall be the alternative specified in the Notice of A Borrowing, or, if no alternative Interest Period is selected, 6 months.

          "Issue" means, with respect to any Letter of Credit, either to issue, or to extend the expiry of, or to renew, or to increase the amount of, such Letter of Credit, and the term "Issued" or "Issuance" shall have corresponding meanings.

          "Issuing Bank" means Citibank or any Affiliate of Citibank that may from time to time Issue Letters of Credit for the account of the Borrower or for the account of any LC Subsidiary.

          "LC Commitment" means, as to any LC Lender, the amount set forth opposite such LC Lender's name on the signature pages hereof under the caption "LC Commitment" or, if such LC Lender has entered into one or more Assignment and Acceptances, the amount set forth for such LC Lender with respect thereto in the Register maintained by the Agent pursuant to Section 10.07 hereof.

          "LC Commitment Percentage" means, with respect to each LC Lender, the percentage of which the then existing
     LC Commitment of such LC Lender is of the LC Commitments of all LC Lenders; provided, however, that with respect to Letters of Credit which expire after the LC Termination Date has occurred, the LC Commitment Percentage of each LC Lender shall be the percentage of which such LC Lender's LC Commitment immediately prior to the LC Termination Date is of the LC Commitment of all LC Lenders immediately prior to the LC Termination Date.

          "LC Lender" means any Lender that has a LC Commitment or which, at the date of determination, has purchased
     (pursuant to Section 3.04) a participation in a Letter of Credit.

          "LC Subsidiary" means, as of the date hereof, the Subsidiaries of the Borrower listed on Schedule V hereto and, after the date hereof, any other Subsidiary of the Borrower that may from time to time become a party hereto (with respect to Letters of Credit only) and for whose account the Issuing Bank may from time to time Issue Letters of Credit.

          "LC Termination Date" means, subject to Section 3.11 hereof, July 2, 1996, or the earlier date of termination in whole of the LC Commitments pursuant to Section 3.09 or
     Section 8.01.

          "Lenders" means the Banks listed on the signature pages hereof and each Eligible Assignee that shall become a party hereto pursuant to Section 10.07.

          "Letter of Credit" means a documentary letter of credit in form satisfactory to the Issuing Bank, which is at any time Issued by the Issuing Bank pursuant to Article III, in each case as amended, supplemented or otherwise modified from time to time.

          "Letter of Credit Liability" means, as of any date of determination, all then existing liabilities of the Borrower and the LC Subsidiaries to the Issuing Bank in respect of the Letters of Credit Issued for the Borrower's account and for the account of the LC Subsidiaries, whether such liability is contingent or fixed, and shall, in each case, consist of the sum of (i) the aggregate maximum amount then available to be drawn under such Letters of Credit (the determination of such maximum amount to assume compliance with all conditions for drawing) and (ii) the aggregate amount which has then been paid by, and not been reimbursed to, the Issuing Bank under such Letters of Credit. For the purposes of determining the Letter of Credit Liability, the face amount of Letters of Credit outstanding in an Alternative Currency shall be expressed as the equivalent of such Alternative Currency in Dollars.

          "Lien" means any assignment, chattel mortgage, pledge or other security interest or any mortgage, deed of trust or other lien, or other charge or encumbrance, upon property or rights (including after-acquired property or rights), or any preferential arrangement with respect to property or rights (including after-acquired property or rights) which has the practical effect of constituting a security interest or lien.

          "Majority Combined Lenders" means the Lenders having at least 66 2/3% of the aggregate "Credit Exposure." For the purposes hereof, "Credit Exposure" of any Lender shall mean, at any date of determination, the maximum dollar amount that such Lender could be then required by the terms hereof (assuming all conditions to Borrowings and Issuances were satisfied) to expend to (i) purchase participations in Letters of Credit pursuant to Section 3.04 hereof (including any amounts so expended and not reimbursed at the date of determination) and (ii) fund A Advances (including any amounts so expended to fund A Advances outstanding on the date of determination).

          "Majority A Lenders" means, at any time, A Lenders owed at least 66 2/3% of the then aggregate unpaid principal amount of the A Advances held by A Lenders, or, if no such principal amount is then outstanding, A Lenders having at least 66 2/3% of the A Commitments.

          "Majority LC Lenders" means, at any time, LC Lenders which have purchased participations in (pursuant to Section
     3.04 hereof) at least 66 2/3% of the Letters of Credit and Letter of Credit Liability then outstanding, or if no Letters of Credit are then outstanding, LC Lenders having at least 66 2/3% of the LC Commitments.

          "Margin Stock" has the meaning assigned to such term in Regulation U of the Board of Governors of the Federal
     Reserve System, as in effect from time to time.

          "Material Adverse Effect" means a material adverse effect on the financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

          "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

          "Net Income" of any Person means, for any period, net income before (i) extraordinary items, (ii) the results of discontinued operations and (iii) the effect of any cumulative change in accounting principles, determined in accordance with generally accepted accounting principles.

          "Net Worth" of any Person means, as of any date of determination, the excess of such Person's Total Assets over Total Liabilities.

          "Non-Retail Assets" means property (tangible and intangible) that is not used, sold or consumed in a Retail
     Business.

          "Non-Retail Business" means, with respect to any Person, that such Person is not engaged in the Retail
     Business.

          "Notice of A Borrowing" has the meaning specified in
     Section 2.02(a).

          "Notice of a B Borrowing" has the meaning specified in
     Section 2.03(a).

          "Obligations" means all obligations of the Borrower and the LC Subsidiaries now or hereafter existing under this Agreement, whether for principal (including reimbursement for amounts drawn under Letters of Credit), interest, fees, expenses, indemnification or otherwise.

          "OECD" means the Organization for Economic Cooperation and Development.

          "Operating Lease" means any lease, rental contract, occupancy agreement, license or other similar arrangement with respect to real, personal or mixed property which is not a Capital Lease.

          "Operating Lease Expense" of any Person for any period means the aggregate amount of rent and fees paid or accrued by such Person in respect of Operating Leases during such period, determined in accordance with generally accepted accounting principles.

          "Payment Office" means, for Dollars, the principal office of the Issuing Bank in New York City, located on the date hereof at 399 Park Avenue, New York, New York 10043, and, for any Alternative Currency, such office of the Issuing Bank as shall be from time to time selected by the Issuing Bank and notified by the Issuing Bank to the Borrower, the LC Subsidiaries and the LC Lenders.

          "Permitted Lien" means:

          (i) Liens for taxes, assessments or governmental charges or levies to the extent not past due or to the extent contested, in good faith, by appropriate proceedings and for which adequate reserves have been established;

          (ii) Liens imposed by law, such as materialman's, mechanic's, carrier's, worker's, landlord's and repairman's Liens and other similar Liens arising in the ordinary course of business which relate to obligations which are not overdue for a period of more than 30 days or which are being contested in good faith, by appropriate proceedings and for which reserves required by generally accepted accounting principles have been established;

          (iii) pledges or deposits in the ordinary course of business to secure nondelinquent obligations under worker's compensation or unemployment laws or similar legislation or to secure the performance of leases or contracts entered into in the ordinary course of business or of public or nondelinquent statutory obligations, bids, or appeal bonds;

          (iv) Liens upon or in, and limited to, any property acquired or held by the Borrower or any of its Subsidiaries to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing or refinancing the acquisition of any such property to be subject to such Liens, or Liens existing on any such property at the time of acquisition;

          (v) Liens upon any assets subject to a Capital Lease and securing payment of the obligations arising under such Capital Lease;

          (vi) zoning restrictions, easements, licenses, landlord's Liens or restrictions on the use of property which do not materially impair the use of such property in the operation of the business of the Borrower or any of its Subsidiaries;

          (vii) Liens of the Borrower and its Subsidiaries not described in the foregoing clauses (i) through (vi), existing of the date hereof and listed on Schedule II hereof;

          (viii)    Liens not described in subclauses (i) through
     (vii) above that relate to liabilities not in excess of $10,000,000 in the aggregate; and

          (ix) extensions, renewals or replacements of Liens described in subclauses (iv), (v), (vii) and (viii) for the same or lesser amount; provided, that, no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced.

          "Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

          "Plan" means an employee benefit plan (other than a Multiemployer Plan) maintained by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate for its employees and subject to Title IV of ERISA.

          "Projected Operating Lease Expense" means the greater of (i) six times the projected minimum Operating Lease Expense of the Borrower and its Subsidiaries as specified by the Borrower in its annual financial statements delivered pursuant to Section 7.04 (iii) for the immediately succeeding Fiscal Year and (ii) six times the actual minimum Operating Lease Expense of the Borrower and its Subsidiaries at the Fiscal Quarter end immediately preceding the date of determination for the immediately preceding four Fiscal Quarters.

          "RCRA" means the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. section 6901 et seq.), and any regulations promulgated thereunder.

          "Reference Banks" means Citibank, N.A., National
     Westminster Bank PLC and Bank of America National Trust &
     Savings Association.

          "Responsible Officer" means, with respect to any certificate, report or notice to be delivered or given hereunder, unless the context otherwise requires, the president, chief executive officer or chief financial officer of the Borrower or other executive officer of the Borrower who in the normal performance of his or her operational duties would have knowledge of the subject matter relating to such certificate, report or notice.

          "Register" has the meaning specified in
     Section 10.07(c).

          "Retail Assets" means property (tangible and intangible) that is used, sold or consumed in a Retail
     Business.

          "Retail Business" means, with respect to any Person, that such Person is engaged in the business of manufacturing, producing, supplying, distributing or selling apparel, accessories and related products or goods.

          "Revolver Termination Date" means, subject to Section
     2.14 hereof, June 30, 1998 or the earlier date of termination in whole of the A Commitments pursuant to
     Section 2.05 or 8.01.

          "Subsidiary" means, with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar property right in the case of partnerships and trusts) having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body or Person with respect to partnerships and trusts) (irrespective of whether or not at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person.

          "Tangible Net Worth" of a Person means, at any date of determination, the excess of such Person's Total Assets
     (exclusive of Intangible Assets) over such Person's Total
     Liabilities.

          "Total Assets" of any Person means all property, whether real, personal, tangible, intangible or otherwise, which, in accordance with generally accepted accounting principles, should be included in determining total assets as shown on the assets portion of a balance sheet of such Person.

          "Total Liabilities" of any Person means all obligations, including, without limitation, all Debt of such Person, which, in accordance with generally accepted accounting principles, should be included in determining total liabilities as shown on the liabilities portion of a balance sheet of such Person.

          SECTION 1.02 Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".

          SECTION 1.03        Accounting Terms.  All accounting
terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 6.01(e).


                           ARTICLE II
                AMOUNTS AND TERMS OF THE ADVANCES

          SECTION 2.01 The A Advances. Each A Lender severally agrees, on the terms and conditions hereinafter set forth, to make A Advances to the Borrower from time to time on any Business Day during the period from the date hereof until the Revolver Termination Date in an aggregate amount not to exceed at any time outstanding such A Lender's A Commitment, provided, that, the aggregate amount of the A Commitments of the A Lenders shall be deemed used from time to time to the extent of the aggregate amount of the B Advances then outstanding and such deemed use of the aggregate amount of the A Commitments shall be applied to the A Lenders ratably according to their respective
A Commitments (such deemed use of the aggregate amount of the A Commitments being a "B Reduction"). Each A Borrowing shall be in an aggregate amount not less than (i) $15,000,000, in the case of an A Borrowing consisting of Eurodollar Rate Advances or Adjusted CD Rate Advances and (ii) $1,000,000, in the case of an A Borrowing consisting of Base Rate Advances, or, in each case, in integral multiples of $1,000,000 in excess thereof and shall consist of A Advances of the same Type made on the same day by the A Lenders ratably according to their respective
A Commitments.  Within the limits of each A Lender's
A Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.11(b) and reborrow under this Section 2.01.

          SECTION 2.02        Making the A Advances.  (a) Each
A Borrowing shall be made on notice, given not later than 12:00 noon (New York City time) on the (i) third Business Day prior to the date of the proposed A Borrowing, if such proposed
A Borrowing consists of Eurodollar Rate Advances or Adjusted
CD Rate Advances and (ii) Business Day prior to the date of such proposed A Borrowing, if such proposed Borrowing consists of Base Rate Advances, by the Borrower to the Agent, which shall give to each A Lender prompt notice thereof by telecopier, telex or cable. Each such notice of an A Borrowing (a "Notice of A Borrowing") shall be by telecopier, telex, cable or telephone (and if by telephone, confirmed immediately in writing), in substantially the form of Exhibit A-1 hereto, specifying therein the requested (i) date of such A Borrowing, (ii) Type of A Advances comprising such A Borrowing, (iii) aggregate amount of such A Borrowing and (iv) in the case of an A Borrowing comprised of Adjusted CD Rate Advances or Eurodollar Rate Advances, initial Interest Period for each such A Advance. Each A Lender shall, before 12:00 noon (New York City time) on the date of such A Borrowing, make available for the account of its Applicable Lending Office to the Agent at its address referred to in
Section 10.02, in same day funds, such A Lender's ratable portion of such A Borrowing. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in
Article V, the Agent will make such funds available to the Borrower at the Agent's aforesaid address.

          (b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Adjusted CD Rate Advances or Eurodollar Rate Advances for any A Borrowing if the aggregate amount of such A Borrowing is less than $1,000,000 multiplied by the number of A Lenders.

          (c) Each Notice of A Borrowing shall be irrevocable and binding on the Borrower. In the case of any A Borrowing which the related Notice of A Borrowing specifies is to be comprised of Adjusted CD Rate Advances or Eurodollar Rate Advances, the Borrower shall indemnify each A Lender against any loss, cost or expense incurred by such A Lender as a result of any failure to fulfill on or before the date specified in such Notice of A Borrowing for such A Borrowing the applicable conditions set forth in Article V, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such A Lender to fund the A Advance to be made by such A Lender as part of such A Borrowing when such A Advance, as a result of such failure, is not made on such date.

          (d) Unless the Agent shall have received notice from an A Lender prior to the date of any A Borrowing that such A Lender will not make available to the Agent such A Lender's ratable portion of such A Borrowing, the Agent may assume that such A Lender has made such portion available to the Agent on the date of such A Borrowing in accordance with subsection (a) of this Section 2.02 and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such A Lender shall not have so made such ratable portion available to the Agent, such A Lender and the Borrower severally agree to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent at (i) in the case of the Borrower, the interest rate applicable at the time to A Advances comprising such A Borrowing and (ii) in the case of such A Lender, the Federal Funds Rate. If such A Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such A Lender's A Advance as part of such A Borrowing for purposes of this Agreement.

          (e)       The failure of any A Lender to make the
A Advance to be made by it as part of any A Borrowing shall not relieve any other A Lender of its obligation, if any, hereunder to make its A Advance on the date of such A Borrowing, but no A Lender shall be responsible for the failure of any other
A Lender to make the A Advance to be made by such other A Lender on the date of any A Borrowing.

          SECTION 2.03 The B Advances. (a) Each A Lender severally agrees that the Borrower may make B Borrowings under this Section 2.03 from time to time on any Business Day during the period from the date hereof until the date occurring 7 days prior to the Revolver Termination Date in the manner set forth below; provided, that, following the making of each B Borrowing, the aggregate amount of the Advances then outstanding shall not exceed the aggregate amount of the A Commitments of the A Lenders (computed without regard to any B Reduction).

          (i) The Borrower may request a B Borrowing under this Section 2.03 by delivering to the Agent (or to each A Lender if the Borrower is conducting the auction for B Advances pursuant to subsection (g) of this Section 2.03), by telecopier, telex or cable, confirmed immediately in writing, a notice of a B Borrowing (a "Notice of B Borrowing"), in substantially the form of Exhibit A-2 hereto, specifying the date and aggregate amount of the proposed B Borrowing, the maturity date for repayment of each B Advance to be made as part of such B Borrowing (which maturity date may not be earlier than the date occurring 7 days after the date of such B Borrowing or later than the Revolver Termination Date), the interest payment date or dates relating thereto, and any other terms to be applicable to such B Borrowing, not later than 3:00 P.M. (New York City time) (A) at least one Business Day prior to the date of the proposed B Borrowing, if the Borrower shall specify in the Notice of B Borrowing that the rates of interest to be offered by the A Lenders shall be fixed rates per annum and
     (B) at least four Business Days prior to the date of the proposed B Borrowing, if the Borrower shall instead specify in the Notice of B Borrowing the basis to be used by the A Lenders in determining the rates of interest to be offered by them. If the Agent is conducting the auction for B Advances, it shall in turn promptly notify each A Lender of each request for a B Borrowing received by it from the Borrower by sending such A Lender a copy of the related Notice of B Borrowing.

          (ii)      Each A Lender may, if, in its sole
     discretion, it elects to do so, irrevocably offer to make one or more B Advances to the Borrower as part of such proposed B Borrowing at a rate or rates of interest specified by such Lender in its sole discretion, by notifying the Agent (which shall give prompt notice thereof to the Borrower) or the Borrower (if it is conducting the auction for B Advances pursuant to subsection (g) of this
     Section 2.03), before 10:30 A.M. (New York City time) (A) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and (B) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (B) of paragraph
     (i) above, of the minimum amount and maximum amount of each B Advance which such A Lender would be willing to make as part of such proposed B Borrowing (which amounts may, subject to the proviso to the first sentence of this Section 2.03(a), exceed such A Lender's A Commitment), the rate or rates of interest therefor and such A Lender's Applicable Lending Office with respect to such B Advance; provided, that, if the Agent in its capacity as an A Lender shall, in its sole discretion, elect to make any such offer and the Agent is conducting the auction for B Advances, it shall notify the Borrower of such offer before 10:00 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent by the other A Lenders. If any A Lender shall elect not to make such an offer, such A Lender shall so notify the Agent, or the Borrower (if it is conducting the auction for the B Advances pursuant to subsection (g) of this Section 2.03), before 10:30 A.M. (New York City time) on the date on which notice of such election is to be given to the Agent or the Borrower (if it is conducting the auction for the B Advances pursuant to subsection (g) of this Section 2.03) by the other A Lenders, and such A Lender shall not be obligated to, and shall not, make any B Advance as part of such B Borrowing; provided, that, the failure by any A Lender to give such notice shall not cause such A Lender to be obligated to make any B Advance as part of such proposed B Borrowing.

          (iii)     The Borrower shall, in turn, (A) before
     12:00 noon (New York City time) on the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause (A) of paragraph (i) above and
     (B) before 1:00 P.M. (New York City time) three Business Days before the date of such proposed B Borrowing, in the case of a Notice of B Borrowing delivered pursuant to clause
     (B) of paragraph (i) above, either:

               (x) cancel such B Borrowing by giving the Agent (or each A Lender if the Borrower is conducting the auction for the B Advances pursuant to subsection (g) of this Section 2.03) notice to that effect; or

               (y) accept one or more of the offers made by any A Lender or A Lenders pursuant to paragraph (ii) above, in its sole discretion, by giving notice to the Agent (or each such A Lender, if the Borrower is conducting the auction for B Advances pursuant to subsection (g) of this Section 2.03) of the amount of each B Advance (which amount shall be equal to or greater than the minimum amount, and equal to or less than the maximum amount, notified to the Borrower by the Agent on behalf of such A Lender (or by each A Lender, if the Borrower is conducting the auction for B Advances pursuant to subsection (g) of this Section 2.03) for such B Advance pursuant to paragraph (ii) above) to be made by each A Lender as part of such B Borrowing, and reject any remaining offers made by A Lenders pursuant to paragraph (ii) above by giving the Agent (or each A Lender, if the Borrower is conducting the auction for B Advances pursuant to subsection (g) of this Section 2.03) notice to that effect.

          (iv) If the Borrower notifies the Agent that such B Borrowing is cancelled pursuant to paragraph (iii)(x) above, the Agent shall give prompt notice thereof to the A Lenders, and such B Borrowing shall not be made.

          (v) If the Borrower accepts one or more of the offers made by any A Lender or A Lenders pursuant to paragraph (iii)(y) above, the Agent, if it is conducting the auction for the B Advances, or the Borrower, if it is conducting the auction for the B Advances pursuant to subsection (g) of this Section 2.03, shall promptly notify
     (A) each A Lender that has made an offer as described in paragraph (ii) above, of the date and aggregate amount of such B Borrowing, of the lowest and highest interest rates offered to the Borrower by the A Lenders in connection with such B Borrowing and whether or not any offer or offers made by such A Lender pursuant to paragraph (ii) above have been accepted by the Borrower and (B) each A Lender that is to make a B Advance as part of such B Borrowing, of the amount of each B Advance to be made by such A Lender as part of such B Borrowing. If the Borrower is conducting the auction for the B Advances pursuant to subsection (g) of this
     Section 2.03, it shall concurrently with the notices given by it to the A Lenders pursuant to the previous sentence, provide a copy of all such notices to the Agent. The Agent shall in turn notify each A Lender that is to make a B Advance as part of such B Borrowing, upon receipt, that the Agent has received forms of documents appearing to fulfill the applicable conditions set forth in Article V. Each A Lender that is to make a B Advance as part of such B Borrowing shall, before 2:00 P.M. (New York City time) on the date of such B Borrowing specified in the notice received from the Agent (or from the Borrower if it is conducting the auction for B Advances pursuant to subsection
     (g) of this Section 2.03) pursuant to clause (A) above or any later time when such A Lender shall have received notice from the Agent pursuant to the preceding sentence, make available (i) if the Agent is conducting the auction for B Advances, to the Agent for the account of its Applicable Lending Office at its address referred to in Section 10.02 such A Lender's portion of such B Borrowing, in same day funds or (ii) if the Borrower is conducting the auction for B Advances pursuant subsection (g) of this Section 2.03, to the Borrower at the account designated by it, such A Lender's portion of such B Borrowing, in same day funds. Upon fulfillment of the applicable conditions set forth in
     Article V, and after receipt by the Agent of such funds (if the Agent conducted the auction relating to such B Borrowing), the Agent will make such funds available to the Borrower at the Agent's aforesaid address. Promptly after each B Borrowing the Agent will notify each A Lender of the amount of the B Borrowing, the consequent B Reduction and the dates upon which such B Reduction commenced and will terminate.

          (b) Each B Borrowing shall be in an aggregate amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof and, following the making of each B Borrowing, the Borrower shall be in compliance with the limitation set forth in the proviso to the first sentence of subsection (a) above. The Borrower may not accept offers for B Advances in excess of the aggregate amount specified in its Notice of B Borrowing given with respect to each proposed B Borrowing.

          (c) Within the limits and on the conditions set forth in this Section 2.03, the Borrower may from time to time borrow under this Section 2.03, repay or prepay pursuant to subsection
(d) below, and reborrow under this Section 2.03. The Borrower may not make more than one B Borrowing on any Business Day.

          (d) If the Agent conducted the applicable auction relating to the B Advance to be repaid, the Borrower shall repay to the Agent for the account of each A Lender which has made a B Advance on the maturity date of each B Advance (such maturity date being that specified by the A Lender for repayment of such B Advance in the related offer delivered pursuant to subsection
(a)(ii) above), the then unpaid principal amount of such B Advance. If the Borrower conducted the applicable auction relating to the B Advance to be repaid, the Borrower shall repay directly to each A Lender that made a B Advance on the maturity date of each B Advance (such maturity date being that specified by the A Lender for repayment of such B Advance in the related offer delivered pursuant to subsection (a)(ii) above), the then unpaid principal amount of such B Advance at the account designated by such A Lender to the Borrower. The Borrower shall have no right to prepay any principal amount of any B Advance unless, and then only on the terms, specified for such B Advance in the offer delivered pursuant to subsection (a)(ii) above.

          (e) The Borrower shall pay interest on the unpaid principal amount of each B Advance from the date of such B Advance to the date the principal amount of such B Advance is repaid in full, at the rate of interest for such B Advance specified by the A Lender making such B Advance in its offer with respect thereto delivered pursuant to subsection (a)(ii) above, payable on the interest payment date or dates specified by the Borrower in its Notice of B Borrowing with respect thereto delivered pursuant to subsection (a)(i) above. Such interest shall be paid directly to the A Lender that made the B Advance at the account designated by it to the Borrower, if the Borrower conducted the applicable auction relating to the B Advance on which interest is to be paid, and to the Agent for the account the Applicable Lending Office of each A Lender that made a B Advance, if the Agent conducted the auction relating to the B Advance on which interest is to be paid.

          (f) The indebtedness of the Borrower to an A Lender resulting from each B Advance made to the Borrower as part of a B Borrowing shall be evidenced by such A Lender's loan account referred to in Section 4.04; provided, however, that upon the request of such A Lender, the Borrower shall execute and deliver to such A Lender a promissory note, in substantially the form of Exhibit E hereto, in the face amount of the B Advance made by such A Lender as part of a B Borrowing.

          (g) If the Borrower so elects, it may conduct, from time to time, auctions for B Advances in accordance with the foregoing provisions.

          SECTION 2.04 Fees. (a) Facility Fee. The Borrower agrees to pay to the Agent for the account of each A Lender a facility fee of 0.10% per annum on the amount of such A Lender's A Commitment (computed without giving effect to any B Reduction or any other usage of the A Commitment of such Lender), payable quarterly in arrears on the last day of each January, April, July and October and on the Revolver Termination Date.

          (b) Commitment Fee. If, at the end of any Fiscal Quarter of the Borrower, the Borrower's Consolidated Fixed Charge Coverage Ratio (as determined pursuant to Section 7.03(d)) is less than 1.6 to 1.0, the Borrower agrees to pay to the Agent for the account of each A Lender a commitment fee on the average daily unused portion of such Lender's A Commitment during such Fiscal Quarter at the rate of 1/8% per annum. The commitment fee payable hereunder shall be payable concurrently with the Borrower's delivery of the certificate provided for in Section 7.04(i) hereof if such certificate indicates a Consolidated Fixed Charge Coverage Ratio (as determined pursuant to Section 7.03(d)) of less than 1.6 to 1.0 and concurrently with the Borrower's delivery of the financial statements provided for in
Section 7.04(ii) or (iii)(as applicable) hereof if such financial statements and the statement accompanying the same indicate a Fixed Charge Coverage Ratio (as determined pursuant to
Section 7.03(d)) of less than 1.6 to 1.0 and the certificate delivered pursuant to Section 7.04(i) did not indicate a Consolidated Fixed Charge Coverage Ratio of less than 1.6 to 1.0 as at the end of such Fiscal Quarter. No commitment fee shall be payable hereunder after the Revolver Termination Date.

          (c) Consolidated Fixed Charge Coverage Ratio Payment. If the Borrower's Consolidated Fixed Charge Coverage Ratio (determined as provided in Section 7.03(d)) is less than 1.6 to
1.0 as at the end of any Fiscal Quarter, then the Borrower shall pay additional interest (the "Additional Interest Payment") on all A Advances that were outstanding during such Fiscal Quarter as follows:

               (i) a dollar amount equal to 1/4% per annum on the principal amount of all Eurodollar Rate Advances outstanding during such Fiscal Quarter for the period outstanding during such Fiscal Quarter; and

               (ii) a dollar amount equal to 1/4% per annum on the principal amount of all Adjusted CD Rate Advances outstanding during such Fiscal Quarter for the period outstanding during such Fiscal Quarter.

The Additional Interest Payment shall be made by the Borrower
(i) concurrently with its delivery of the certificate provided for in Section 7.04(i) if such certificate indicates a Consolidated Fixed Charge Coverage Ratio as at the end of such Fiscal Quarter (determined as provided in Section 7.03(d)) of less than 1.6 to 1.0 or (ii) concurrently with its delivery of the financial statements provided for in Section 7.04(ii) or
(iii)(as applicable) if such financial statements and the statement accompanying the same indicate a Consolidated Fixed Charge Coverage Ratio as at the end of such Fiscal Quarter(determined as provided pursuant to Section 7.03(d)) of less than 1.6 to 1.0 and the certificate delivered pursuant to
Section 7.04(i) did not indicate a Consolidated Fixed Charge Coverage Ratio of less than 1.6 to 1.0 as at the end of such Fiscal Quarter.

          (d) Agent's Fees. The Borrower hereby agrees to pay to the Agent the fees and charges referred to in the certain letter agreement, dated as of the date hereof, among the Borrower, the Issuing Bank and the Agent.

          SECTION 2.05        Reduction of the A Commitments.
The Borrower shall have the right, upon at least three Business Days' notice to the Agent, to irrevocably terminate in whole or reduce ratably in part the unused portions of the respective
A Commitments of the A Lenders, provided, that, the aggregate amount of the A Commitments of the A Lenders shall not be reduced to an amount which is less than the aggregate principal amount of the B Advances then outstanding and provided, further, that each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof.

          SECTION 2.06        Repayment of A Advances.  The
Borrower shall repay in full the principal amount of each A Advance owing to each A Lender, together with accrued interest and fees thereon, on the Revolver Termination Date.

          SECTION 2.07 Interest on A Advances. The Borrower shall pay interest on the unpaid principal amount of each A Advance made by each A Lender from the date of such A Advance until such principal amount shall be paid in full, at the following rates per annum:

          (a) Base Rate Advances. If such A Advance is a Base Rate Advance, a rate per annum equal at all times to the Base Rate in effect from time to time, payable quarterly on the last day of each April, July, October, and January and on the date such Base Rate Advance shall be Converted or paid in full; provided, that, any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to 2% per annum above the Base Rate in effect from time to time.

          (b) Adjusted CD Rate Advances. If such A Advance is an Adjusted CD Rate Advance, a rate per annum equal at all times during the Interest Period for such A Advance to the sum of the Adjusted CD Rate for such Interest Period plus the Adjusted CD Rate Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than 90 days, on each day which occurs during such Interest Period every 90 days from the first day of such Interest Period; provided, that, any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (x) after the expiration of the Interest Period related to such principal amount, 2% per annum above the Base Rate in effect from time to time and (y) prior to the expiration of the Interest period related to such principal amount, 2% per annum above the rate per annum required to be paid on such A Advance immediately prior to the date on which such amount became due.

          (c) Eurodollar Rate Advances. If such A Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during the Interest Period for such A Advance to the sum of the Eurodollar Rate for such Interest Period plus the Eurodollar Rate Margin, payable on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day which occurs during such Interest Period every three months from the first day of such Interest Period; provided, that, any amount of principal which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, from the date on which such amount is due until such amount is paid in full, payable on demand, at a rate per annum equal at all times to (x) after the expiration of the Interest Period related to such principal amount, 2% per annum above the Base Rate in effect from time to time and
     (y) prior to the expiration of the Interest Period related to such principal amount, 2% per annum above the rate per annum required to be paid on such A Advance immediately prior to the date on which such principal amount became due.

          SECTION 2.08 Additional Interest on Eurodollar Rate Advances. The Borrower shall pay to each A Lender, so long as such A Lender shall be required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such A Lender, from the date of such A Advance until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the Eurodollar Rate for the Interest Period for such A Advance from
(ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such A Lender for such Interest Period, payable on each date on which interest is payable on such A Advance. Such additional interest shall be determined by such A Lender and notified to the Borrower through the Agent.

          SECTION 2.09        Interest Rate Determination.
(a) Each Reference Bank agrees to furnish to the Agent timely information for the purpose of determining the Adjusted CD Rate or Eurodollar Rate, as applicable. If any one or more of the Reference Banks shall not furnish such timely information to the Agent for the purpose of determining any such interest rate, the Agent shall determine such interest rate on the basis of timely information furnished by the remaining Reference Banks. The Agent shall give prompt notice to the Borrower and the A Lenders of the applicable interest rate determined by the Agent for purposes of Section 2.07(a), (b) or (c), and the applicable rate, if any, furnished by each Reference Bank for the purpose of determining the applicable interest rate under Section 2.07(b) or
(c).

          (b) If, with respect to any Eurodollar Rate Advances, the Majority A Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority A Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the Borrower and the A Lenders, whereupon:

               (i) each outstanding Eurodollar Rate Advance will automatically, on the last day of the then existing
     Interest Period therefor, Convert into a Base Rate Advance, and

               (ii) the obligation of the A Lenders to make, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the A Lenders that the circumstances causing such suspension no longer exist.

          (c) If the Borrower shall fail to select the duration of any Interest Period for any Adjusted CD Rate Advances or any Eurodollar Rate Advances in accordance with the provisions contained in the definition of "Interest Period" in Section 1.01, the Agent will forthwith so notify the Borrower and the A Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

          (d) On the date on which the aggregate unpaid principal amount of A Advances comprising any A Borrowing shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000 multiplied by the number of A Lenders, such A Advances shall, if they are Advances of a Type other than Base Rate Advances, automatically Convert into Base Rate Advances, and on and after such date the right of the Borrower to Convert such A Advances into Advances of a Type other than Base Rate Advances shall terminate; provided, however, that if and so long as each such A Advance shall be of the same Type and have the same Interest Period as A Advances comprising another A Borrowing or other A Borrowings, and the aggregate unpaid principal amount of all such A Advances shall equal or exceed $1,000,000 multiplied by the number of A Lenders, the Borrower shall have the right to continue all such A Advances as, or to Convert all such A Advances into, Advances of such Type having such Interest Period.

          (e) If fewer than two Reference Banks furnish timely information to the Agent for determining the Adjusted CD Rate for any Adjusted CD Rate Advances, or the Eurodollar Rate for any
Eurodollar Rate Advances,

               (i) the Agent shall forthwith notify the Borrower and the A Lenders that the interest rate cannot be determined for such Adjusted CD Rate Advances or Eurodollar
     Rate Advances, as the case may be,

               (ii) each such Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance (or if such Advance is then a Base Rate Advance, will continue as a Base Rate Advance), and

               (iii) the obligation of the A Lenders to make, or to Convert A Advances into, Adjusted CD Rate Advances or Eurodollar Rate Advances, as the case may be, shall be suspended until the Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

          SECTION 2.10        Voluntary Conversion of A Advances.
The Borrower may on any Business Day, upon notice given to the Agent not later than 12:00 noon (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.09 and 2.13, Convert all A Advances of one Type comprising the same A Borrowing into Advances of another Type; provided, however, that any Conversion of any Adjusted CD Rate Advances or Eurodollar Rate Advances into Advances of another Type shall be made on, and only on, the last day of an Interest Period for such Adjusted CD Rate Advances or Eurodollar Rate Advances. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the A Advances to be Converted, and
(iii) if such Conversion is into Adjusted CD Rate Advances or Eurodollar Rate Advances, the duration of the Interest Period for each such A Advance.

          SECTION 2.11        No Prepayments of A Advances.
(a) The Borrower shall have no right to prepay any principal amount of any A Advances other than as provided in subsection (b) below.

          (b) The Borrower may, upon at least (i) two Business Day's, in the case of Eurodollar Rate Advances and Adjusted CD Rate Advances and (ii) same Business Day's, in the case of Base Rate Advances, notice to the Agent (to be received by the Agent prior to 12:00 noon (New York City time) stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding principal amounts of the A Advances comprising part of the same A Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount not less than $15,000,000 if made with respect to Eurodollar Rate Advances or Adjusted CD Rate Advances, or $1,000,000, if made with respect to Base Rate Advances, and in each case in $1,000,000 integral multiples in excess thereof and (y) in the case of any such prepayment of an Adjusted CD Advance or Eurodollar Rate Advance, the Borrower shall be obligated to reimburse the A Lenders in respect thereof pursuant to Section 10.04(b).

          SECTION 2.12 Increased Costs. (a) If, due to either (i) the introduction of or any change at any time after the date of this Agreement (other than any change by way of imposition or increase of reserve requirements, in the case of Adjusted CD Rate Advances, included in the Adjusted CD Rate Reserve Percentage or, in the case of Eurodollar Rate Advances, included in the Eurodollar Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance after the date of this Agreement with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any A Lender of agreeing to make or making, funding or maintaining Adjusted CD Rate Advances or Eurodollar Rate Advances, then the Borrower shall from time to time, upon demand by such A Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such A Lender additional amounts sufficient to compensate such A Lender for such increased cost; provided, that, the Borrower shall have no obligation to reimburse any A Lender for increased costs incurred more than 60 days prior to the date of such demand. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted to the Borrower and the Agent by such A Lender, shall be conclusive and binding for all purposes, absent manifest error.

          (b) If, at any time after the date of this Agreement, any A Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such A Lender or any corporation controlling such A Lender and that the amount of such capital is increased by or based upon the existence of such A Lender's commitment to lend hereunder and other commitments of this type, then, upon demand by such A Lender (with a copy of such demand to the Agent), the Borrower shall immediately pay to the Agent for the account of such A Lender, from time to time as specified by such A Lender, additional amounts sufficient to compensate such A Lender or such corporation in the light of such circumstances, to the extent that such A Lender reasonably determines such increase in capital to be allocable to the existence of such A Lender's commitment to lend hereunder; provided, that, the Borrower shall have no obligation to pay such compensatory amounts that relate to an actual increase in the capital of such A Lender undertaken by such A Lender more than 60 days prior to the date of such demand. A certificate as to such amounts submitted to the Borrower and the Agent by such A Lender and setting forth the basis for the calculation of such amount shall be conclusive and binding for all purposes, absent manifest error.

          (c)  Without affecting its rights under
Sections 2.12(a) or 2.12(b) or any other provision of this Agreement, each A Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by such A Lender with respect to which the Borrower would be obligated to compensate such A Lender pursuant to Sections 2.12(a) or 2.12(b), such A Lender shall use reasonable efforts to select an alternative Applicable Lending Office which would not result in any such increase in any cost to or reduction in any amount receivable by such A Lender; provided, however, that no A Lender shall be obligated to select an alternative Applicable Lending Office if such A Lender determines that (i) as a result of such selection such A Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such A Lender.

          (d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.12 shall survive the payment in full (after the Revolver Termination Date) of all Obligations.

          SECTION 2.13 Illegality. (a) Notwithstanding any other provision of this Agreement, if any A Lender shall notify the Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful or impossible, or any central bank or other governmental authority asserts that it is unlawful, for any A Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to fund or maintain Eurodollar Rate Advances hereunder, (i) the obligation of the A Lenders to make, or to Convert A Advances into, Eurodollar Rate Advances shall be suspended until the Agent shall notify the Borrower and the A Lenders that the circumstances causing such suspension no longer exist and (ii) the Borrower shall forthwith prepay in full all Eurodollar Rate Advances of all A Lenders then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of notice from the Agent, Converts all Eurodollar Rate Advances of all A Lenders then outstanding into Advances of another Type in accordance with Section 2.10.

          (b) Without affecting its rights under Section 2.13(a) or under any other provision of this Agreement, each A Lender agrees that if it becomes unlawful or impossible for such A Lender to make, maintain or fund its Eurodollar Rate Advances as contemplated by this Agreement, such A Lender shall use reasonable efforts to select an alternative Applicable Lending Office from which such A Lender may maintain and give effect to its obligations under this Agreement with respect to making, funding and maintaining such Eurodollar Rate Advances; provided, however, that no A Lender shall be obligated to select an alternative Applicable Lending Office if such A Lender determines that (i) as a result of such selection such A Lender would be in violation of any applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such A Lender.

          SECTION 2.14 Extension of Revolver Termination Date. At least 45 but not more than 60 days prior to the next Anniversary Date, the Borrower, by written notice to the Agent, may request that the Revolver Termination Date be extended one calendar year from its then current scheduled expiration. The Agent shall promptly notify each A Lender of such request, and each A Lender shall in turn, within 30 days prior to such next Anniversary Date, notify the Borrower and the Agent in writing regarding whether such A Lender will consent to such extension. If, and only if, all A Lenders consent in writing to such extension prior to the tenth Business Day preceding such next Anniversary Date, the Revolver Termination Date shall be so extended for such one calendar year and references herein to the "Revolver Termination Date" shall refer to such "Revolver Termination Date" as so extended. If any A Lender shall fail to deliver such notice to the Borrower and the Agent as provided above, such A Lender shall be deemed not to have consented to any requested extension and all of the A Lenders' A Commitments shall terminate on the scheduled Revolver Termination Date. It is understood that no A Lender shall have any obligation whatsoever to agree to any request made by the Borrower for an extension of the Revolver Termination Date.


                           ARTICLE III
                 AMOUNT AND TERMS OF LETTERS OF
                CREDIT AND PARTICIPATIONS THEREIN

          SECTION 3.01 Letters of Credit. The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to Issue for the account of the Borrower or any LC Subsidiary, one or more Letters of Credit from time to time during the period from the date of this Agreement until the date which occurs one day before the LC Termination Date in an aggregate undrawn amount not to exceed at any time $500,000,000 (inclusive of the Dollar equivalent of Letters of Credit Issued in an Alternative Currency), each such Letter of Credit upon its Issuance to expire on or before the date which occurs one year from the date of its Issuance; provided, however, that the Issuing Bank shall not be obligated to Issue any Letter of Credit if:

          (i) after giving effect to the Issuance of such Letter of Credit, the then outstanding aggregate amount of all Letter of Credit Liability shall exceed the total of the LC Commitments of the LC Lenders;

          (ii) the Agent or the Majority LC Lenders shall have notified the Issuing Bank and the Borrower that no further Letters of Credit are to be Issued by the Issuing Bank due to failure to meet any of the applicable conditions set forth in Article V, and such notice has not expired or been withdrawn; or

          (iii) after giving effect to the Issuance of any Letter of Credit denominated in an Alternative Currency, the then outstanding aggregate amount of all Letter of Credit Liability with respect to all Letters of Credit denominated in an Alternative Currency equals or exceeds (on a Dollar equivalent basis) $50,000,000.

Within the limits of the obligations of the Issuing Bank set forth above, the Borrower and each LC Subsidiary may request the Issuing Bank to Issue one or more Letters of Credit, reimburse the Issuing Bank for payments made thereunder pursuant to
Section 3.03(a) and request the Issuing Bank to Issue one or more additional Letters of Credit under this Section 3.01.

          SECTION 3.02        Issuing the Letters of Credit.
Each Letter of Credit shall be Issued on notice from the Borrower or any LC Subsidiary, as the case may be, to the Issuing Bank as provided in the application and agreement governing such Letter of Credit specifying the date, amount, currency, expiry and beneficiary thereof, accompanied by such documents as the Issuing Bank may specify to the Borrower or LC Subsidiary, as the case may be, in form and substance satisfactory to the Issuing Bank. On the date specified by the Borrower or LC Subsidiary, as the case may be, in such notice and upon fulfillment of the applicable conditions set forth in Section 3.01, the Issuing Bank will Issue such Letter of Credit and shall promptly notify the Agent thereof.

          SECTION 3.03        Reimbursement Obligations.  (a) The
Borrower or the appropriate LC Subsidiary, as the case may be, shall:

          (i) pay to the Issuing Bank an amount equal to, and in reimbursement for, each amount which such Issuing Bank pays under any Letter of Credit not later than the date which occurs one Business Day after payment of such amount by such Issuing Bank under such Letter of Credit; and

          (ii) pay to the Issuing Bank interest on any amount remaining unpaid under clause (i) above from the date on which such Issuing Bank pays such amount under any Letter of Credit until such amount is reimbursed in full to such Issuing Bank pursuant to clause (i) above, payable on demand, at a fluctuating rate per annum equal to the sum of the Base Rate in effect from time to time plus 2% per annum.

          (b) All amounts to be reimbursed to the Issuing Bank in accordance with subsection (a) above may, subject to the limitations set forth in Section 2.01 (inclusive of the minimum borrowing limitations), be paid from the proceeds of A Advances or B Advances.

          SECTION 3.04 Participations Purchased by the Lenders. (a) On the date of Issuance of each Letter of Credit the Issuing Bank shall be deemed irrevocably and unconditionally to have sold and transferred to each LC Lender without recourse or warranty, and each LC Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuing Bank, an undivided interest and participation, to the extent of such Lender's LC Commitment Percentage in effect from time to time, in such Letter of Credit and all Letter of Credit Liability relating to such Letter of Credit and all documents securing, guaranteeing, supporting, or otherwise benefiting the payment of such Letter of Credit Liability. The Agent or the Issuing Bank will notify each Lender promptly after the close of each calendar month of all Letters of Credit then outstanding and of their respective dates of Issue, outstanding amounts (on a Dollar equivalent basis) as at the end of such month, currency, expiry dates and reference numbers.

          (b) In the event that any reimbursement obligation under Section 3.03(a) is not paid when due to the Issuing Bank with respect to any Letter of Credit, the Issuing Bank shall promptly notify the LC Lenders of the amount of such reimbursement obligation (on a Dollar equivalent basis in the case of Letters of Credit denominated in an Alternative Currency) and each LC Lender shall immediately pay to the Issuing Bank, in lawful money of the United States and in same day funds, an amount equal to such LC Lender's LC Commitment Percentage then in effect of the amount of such unpaid reimbursement obligation with interest at the Federal Funds Rate for each day after such notification until such amount is paid to the Issuing Bank.

          (c) Promptly after the Issuing Bank receives a payment (including interest payments) on account of a reimbursement obligation with respect to any Letter of Credit, such Issuing Bank shall promptly pay to each LC Lender which funded its participation therein, in lawful money of the United States the Dollar equivalent of funds so received, in an amount equal to such LC Lender's Commitment Percentage thereof.

          (d) Upon the request of any LC Lender, the Agent shall furnish, or cause the Issuing Bank to furnish, to such LC Lender copies of any outstanding Letter of Credit and any application and agreement for letter of credit as may be reasonably requested by such LC Lender.

          (e) The obligation of each LC Lender to make payments under subsection (b) above shall be unconditional and irrevocable and shall be made under all circumstances, including, without limitation, any of the circumstances referred to in
Section 3.06(b) other than in connection with circumstances involving any willful misconduct or gross negligence of the Issuing Bank in Issuing a Letter of Credit or in determining whether documents presented under a Letter of Credit comply with the terms thereof.

          (f) If any payment received on account of any reimbursement obligation with respect to a Letter of Credit and distributed to a LC Lender as a participant under Section 3.04(c) is thereafter recovered from the Issuing Bank in connection with any bankruptcy or insolvency proceeding relating to the Borrower or an LC Subsidiary, each LC Lender which received such distribution shall, upon demand by the Issuing Bank, repay to such Issuing Bank such LC Lender's ratable share of the amount so recovered together with an amount equal to such LC Lender's ratable share (according to the proportion of (i) the amount of such LC Lender's required repayment to (ii) the total amount so recovered) of any interest or other amount paid or payable by such Issuing Bank in respect of the total amount so recovered.

          SECTION 3.05        Letter of Credit Fees.
(a) Facility Fee. The Borrower hereby agrees to pay to each LC Lender (in accordance with its LC Commitment Percentage) a letter of credit facility fee equal to 0.08% per annum on the total amount of LC Commitments (regardless of the actual or deemed usage thereof) payable quarterly in arrears on the last day of each January, April, July and October and on the LC Termination Date.

          (b) Issuing Bank Fees. The Borrower hereby agrees to pay to the Issuing Bank the fees and charges referred to in that certain letter agreement, dated as of the date hereof, among the Borrower, the Issuing Bank and the Agent.

          SECTION 3.06 Indemnification; Nature of the Issuing Bank's Duties. (a) The Borrower agrees to indemnify and save harmless the Agent, the Issuing Bank and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) which the Agent, such Issuing Bank or such Lender may incur or be subject to as a consequence, direct or indirect, of (i) the Issuance of any Letter of Credit or (ii) any action or proceeding relating to a court order, injunction, or other process or decree restraining or seeking to restrain the Issuing Bank from paying any amount under any Letter of Credit; provided, that, the Issuing Bank shall not be indemnified for any of the foregoing caused by its gross negligence or willful misconduct.

          (b) The obligations of the Borrower and each LC Subsidiary hereunder with respect to Letters of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof under all circumstances, including, without limitation, any of the following circumstances:

               (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any agreement or instrument relating thereto;

               (ii) the existence of any claim, setoff, defense or other right which the Borrower or any LC Subsidiary may have at any time against the beneficiary, or any transferee, of any Letter of Credit, or the Issuing Bank, any Lender, or any other Person;

               (iii) any draft, certificate, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

               (iv) any lack of validity, effectiveness, or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part;

               (v) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit or of the proceeds thereof;

               (vi) any exchange, release or non-perfection of any collateral, or any release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of the Borrower or an LC Subsidiary in respect of the Letters of Credit;

               (vii) any change in the time, manner or place of payment of, or in any other terms of, all or any of the obligations of the Borrower or any LC Subsidiary in respect of the Letters of Credit or any other amendment or waiver of or any consent to departure from all or any of this Agreement;

               (viii) any failure of the beneficiary of a Letter of Credit to strictly comply with the conditions required in order to draw upon any Letter of Credit;

               (ix) any misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; or

               (x)  any other circumstance or happening
          whatsoever, whether or not similar to the foregoing;

provided, that, notwithstanding the foregoing, the Issuing Bank shall not be relieved of any liability it may otherwise have as a result of its gross negligence or willful misconduct.

          SECTION 3.07 Increased Costs. (a) Change in Law. If, at any time after the date of this Agreement, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit or guarantees issued by, or assets held by or deposits in or for the account of, the Issuing Bank or any LC Lender or (ii) impose on the Issuing Bank or any LC Lender any other condition regarding this Agreement or the Letters of Credit or any collateral thereon, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost to the Issuing Bank or such LC Lender of issuing or maintaining, funding or purchasing participations in the Letters of Credit, then, upon demand by the Issuing Bank or such LC Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of the Issuing Bank or such LC Lender, from time to time as specified by the Issuing Bank or such LC Lender, additional amounts sufficient to compensate the Issuing Bank or such LC Lender for such increased cost; provided, that, the Borrower shall have no obligation to reimburse the Issuing Bank or any LC Lender for increased costs incurred more than 60 days prior to the date of such demand. A certificate as to the amount of such increased cost setting forth the basis for the calculation of such increased costs, submitted by the Issuing Bank or an LC Lender to the Borrower, shall be conclusive and binding for all purposes, absent manifest error.

          (b) Capital. If, at any time after the date of this Agreement, the Issuing Bank or LC Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by the Issuing Bank or such LC Lender or any corporation controlling Issuing Bank or such LC Lender and that the amount of such capital is increased by or based upon the existence of the Issuing Bank's or LC Lender's commitment hereunder and other commitments of this type or the issuance of (or commitment to purchase of participations in) the Letters of Credit (or similar contingent obligations), then, upon demand by the Issuing Bank or such LC Lender (with a copy of such demand to the Agent), the Borrower shall pay to the Agent for the account of the Issuing Bank or such LC Lender, from time to time as specified by the Issuing Bank or such LC Lender, additional amounts sufficient to compensate the Issuing Bank or such LC Lender or such corporation in the light of such circumstances, to the extent that the Issuing Bank or such LC Lender reasonably determines such increase in capital to be allocable to the existence of the Issuing Bank's or such LC Lender's commitment hereunder; provided, that, the Borrower shall have no obligation to pay such compensatory amounts that relate to an actual increase in the capital of the Issuing Bank or such LC Lender undertaken by the Issuing Bank or such LC Lender more than 60 days prior to the date of such demand. A certificate as to such amounts setting forth the basis for the calculation of such amount submitted to the Borrower and the Agent by the Issuing Bank or an LC Lender shall be conclusive and binding for all purposes, absent manifest error.

          (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.07 shall survive the payment in full (after the LC Termination Date) of all Obligations.

          (d)  Without affecting its rights under
Sections 3.07(a) or 3.07(b) or any other provision of this Agreement, the Issuing Bank and each LC Lender agrees that if there is any increase in any cost to or reduction in any amount receivable by such Issuing Bank or LC Lender with respect to which the Borrower would be obligated to compensate such LC Lender pursuant to Sections 3.07(a) or 3.07(b), such Issuing Bank or LC Lender shall use reasonable efforts to select an alternative issuing office or Applicable Lending Office, as the case may be, which would not result in any such increase in any cost to or reduction in any amount receivable by the Issuing Bank or such LC Lender; provided, however, that the Issuing Bank and each LC Lender shall not be obligated to select an alternative issuing office or Applicable Lending Office if the Issuing Bank or such LC Lender determines that (i) as a result of such selection the Issuing Bank or such LC Lender would be in violation of any applicable law, regulation, treaty, or guideline, or would incur additional costs or expenses or
(ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of the Issuing Bank or such LC Lender.

          SECTION 3.08 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce ("UCP") shall in all respects be deemed a part of this Article III as if incorporated herein and shall apply to the Letters of Credit.

          SECTION 3.09 Reduction of LC Commitments. The Borrower shall have the right, upon at least three Business Days' notice to the Issuing Bank and the Agent, to irrevocably terminate in whole or in part the Issuing Bank's commitment to issue Letters of Credit as specified in Section 3.01 (which reduction shall without further act reduce in whole or ratably in part the respective LC Commitments of the LC Lenders), provided, that, each partial reduction shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and no such reduction shall reduce the LC Commitments below the then outstanding amount of Letter of Credit Liability.

          SECTION 3.10 Existing Letters of Credit. The Issuing Bank currently has outstanding documentary and trade letters of credit opened for the account of the Borrower and certain of the LC Subsidiaries (the "Existing Letters of Credit") each of which is listed on Schedule IV. From and after the date hereof and upon fulfillment of the conditions to initial Issuance specified in Section 5.01 hereof, each such Existing Letter of Credit shall be deemed and treated for all purposes hereof (including, without limitation, the calculation of fees payable under Section 3.05, and calculating the usage of the Issuing Bank's commitment under Section 3.01) as a "Letter of Credit" hereunder, the participation interest of each LC Lender, without further action on its part, in such Existing Letters of Credit shall be deemed extinguished in full and each LC Lender, without further act on its part, shall be deemed to have purchased a participation in each such Existing Letter of Credit as provided in Section 3.04 hereof in accordance with its LC Commitment Percentage.

          SECTION 3.11        Extension of LC Termination Date.
At least 30 but not more than 45 days prior to the LC Termination Date, the Borrower, by written notice to the Agent, may request that the LC Termination Date be extended for a period of 364 days from its then current scheduled expiration. The Agent shall promptly notify the Issuing Bank and each LC Lender of such request, and the Issuing Bank and each LC Lender shall in turn, within, but not earlier than, 30 days prior to such LC Termination Date, notify the Borrower and the Agent in writing regarding whether the Issuing Bank or such LC Lender (as the case may be) will consent to such extension. If, and only if, all LC Lenders and the Issuing Bank consent in writing to such extension prior to the tenth Business Day preceding such LC Termination Date, the LC Termination Date shall be so extended for such 364-day period and references herein to the "LC Termination Date" shall refer to such "LC Termination Date" as so extended. If the Issuing Bank or any LC Lender shall fail to deliver such notice to the Borrower and the Agent as provided above, the Issuing Bank or such Lender shall be deemed not to have consented to such requested extension and the Issuing Bank's and all LC Lenders' LC Commitments shall terminate on the scheduled LC Termination Date. It is understood that neither the Issuing Bank nor any LC Lender shall have any obligation whatsoever to agree to any request made by the Borrower for an extension of the LC Termination Date.

          SECTION 3.12        Currency Provisions.
(a) Equivalents.
For purposes of the provisions of this Article III, (i) the equivalent in Dollars of any Alternative Currency shall be determined by using the mean of the bid and offer quoted spot rates at which the Issuing Bank's principal office in New York, New York offers to exchange Dollars for such Alternative Currency in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined and
(ii) the equivalent in any Alternative Currency of Dollars shall be determined by using the mean of the bid and offer quoted spot rates at which the Issuing Bank's principal office in New York, New York offers to exchange such Alternative Currency for Dollars in New York, New York at 11:00 A.M. (New York City time) on the Business Day on which such equivalent is to be determined.

          (b) Issuing Bank's Commitment/LC Commitments. For purposes of determining the unused portion of the Issuing Bank's commitment specified in Section 3.01(a) and of each LC Lender's Commitment, the equivalent in Dollars of each Letter of Credit issued by the Issuing Bank in an Alternative Currency as determined on the date of the Issuance of such Letter of Credit shall be the amount of the Issuing Bank's commitment used in connection with the Issuance of such Letter of Credit and the resulting proportionate amount of each LC Lender's LC Commitment used, such reduction to be calculated in accordance with its LC Commitment Percentage. Further adjustments shall be made with respect to the unused portion of the Issuing Bank's commitment to Issue Letters of Credit and each such LC Lender's LC Commitment based upon fluctuations thereafter in the value of the Alternative Currency of such Letter of Credit as provided in subsection (c) below.

          (c) Mark to Market. If, on any day, the equivalent in Dollars of the aggregate face amount of all Letters of Credit then outstanding (less the aggregate amount of cash collateral held by the Issuing Bank with respect to outstanding Letters of Credit) exceeds the total of the LC Commitments, the Borrower shall immediately pay to the Issuing Bank, in Dollars, (i) the Dollar amount of such excess plus (ii) a Dollar amount equal to the lesser of (A) $1,000,000 and (B) 10% of the Dollar equivalent of all then existing Letter of Credit Liability relating to Letters of Credit denominated in Alternative Currencies, which amount shall be held by the Issuing Bank as cash collateral for its obligations with respect to outstanding Letters of Credit. Concurrently with such payment, the Borrower shall enter into a cash collateral agreement with the Issuing Bank in form and substance satisfactory to the Issuing Bank. Amounts on deposit with the Issuing Bank as cash collateral shall be invested in Cash Equivalents as directed by the Borrower and shall be released at the earlier of the date on which the aggregate of all Letter of Credit Liability does not exceed $495,000,000 or on the LC Termination Date.

          (d) Monthly Report. The Issuing Bank, on the last Business Day of each month until the LC Termination Date, shall calculate the Letter of Credit Liability on such date (converting any amounts of the Letter of Credit Liability which are denominated in an Alternative Currency to Dollars for purposes of such calculation), and shall promptly send notice of (i) such Letter of Credit Liability and (ii) the Dollar amount of any excess of Letter Credit Liability over total LC Commitments to the Borrower and to each LC Lender, and the Borrower shall promptly upon receipt thereof make the payments provided for in subsection (c) above if applicable.

          SECTION 3.13        Subsidiary Guaranty.
(a) Generally. The Issuing Bank may, from time to time, Issue
Letters of Credit for the account of each LC Subsidiary provided, that, the reimbursement and other obligations of each such LC Subsidiary are and remain unconditionally guaranteed by the Borrower pursuant to this Section 3.13.

          (b) Guaranty. The Borrower hereby unconditionally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the LC Subsidiaries now or hereafter existing under this Agreement with respect to Letters of Credit issued for the account of any of the LC Subsidiaries, including any extensions, modifications, substitutions, amendments and renewals thereof, whether for reimbursement obligations, interest, fees, expenses or otherwise (such obligations being the "Subsidiary Obligations"), and agrees to pay any and all expenses (including counsel fees and expenses) incurred by the Issuing Bank or the LC Lenders in enforcing any rights hereunder with respect to the Subsidiary Obligations. Without limiting the generality of the foregoing, the Borrower's liability shall extend to all amounts which constitute part of the Subsidiary Obligations and would be owed by any LC Subsidiary to the Issuing Bank or the LC Lenders hereunder, or under the Letters of Credit issued for the account of an LC Subsidiary, but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such LC Subsidiary.

          (c) Guaranty Absolute. The Borrower guarantees that the Subsidiary Obligations will be paid strictly in accordance with the terms hereof regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Issuing Bank or the LC Lenders with respect thereto. The obligations of the Borrower hereunder are independent of the Subsidiary Obligations and a separate action or actions may be brought and prosecuted against the Borrower to enforce the guaranty contained in this Section 3.13, irrespective of whether any action is brought against any LC Subsidiary or whether any LC Subsidiary is joined in any such action or actions. The liability of the Borrower under the guaranty contained in this Section 3.13 shall be absolute and unconditional irrespective of:

               (i) any lack of validity or enforceability of any of the Subsidiary Obligations or any agreement or instrument relating thereto;

               (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Subsidiary Obligations, or any other amendment or waiver of or any consent to departure herefrom with respect to Letters of Credit issued for the account of an LC Subsidiary including, without limitation, any increase in the Subsidiary Obligations resulting from the Issuance of Letters of Credit beyond the aggregate limitation specified in Section 3.01(a) to any and all LC Subsidiaries or otherwise;

               (iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Subsidiary Obligations;

               (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Subsidiary Obligations, or any manner of sale or other disposition of any collateral for all or any of the Subsidiary Obligations or any other assets of an LC Subsidiary;

               (v) any change, restructuring or termination of the corporate structure or existence of an LC Subsidiary; or

               (vi)   any other circumstance which might
          otherwise constitute a defense available to, or a discharge of, a third party guarantor.

The guaranty provided in this Section 3.13 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Subsidiary Obligations is rescinded or must otherwise be returned by the Issuing Bank or any LC Lender upon the insolvency, bankruptcy or reorganization of an LC Subsidiary or otherwise, all as though such payment had not been made.

          (d) Waivers. The Borrower hereby waives, to the extent permitted by applicable law:

               (i) any requirement that the Issuing Bank or any LC Lender secure or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against any LC Subsidiary or any other Person or any collateral;

               (ii) any defense arising by reason of any claim or defense based upon an election of remedies by the Issuing Bank or any LC Lender (including, without limitation, an election to nonjudicially foreclose on any real or personal property collateral) which in any manner impairs, reduces, releases or otherwise adversely affects its subrogation, reimbursement or contribution rights or other rights to proceed against any LC Subsidiary or any other Person or any collateral;

               (iii)  any defense arising by reason of the
          failure of any LC Subsidiary to properly execute any letter of credit application and agreement or otherwise comply with applicable legal formalities;

               (iv) any defense or benefits that may be derived from California Civil Code sections 2808, 2809, 2810, 2819, 2845 or 2850, or California Code of Civil Procedure sections 580a, 580d or 726, or comparable provisions of the laws of any other jurisdiction and all other suretyship defenses it would otherwise have under the laws of California or any other jurisdiction;

               (v) any duty on the part of the Issuing Bank or any LC Lender to disclose to the Borrower any matter, fact or thing relating to the business, operation or condition of any LC Subsidiary and its respective assets now known or hereafter known by the Issuing Bank or any LC Lender;

               (vi) all benefits of any statute of limitations affecting the Borrower's liability under or the enforcement of the guaranty provided in this
          Section 3.13 or any of the Subsidiary Obligations or any collateral;

               (vii)  all setoffs and counterclaims;

               (viii) promptness, diligence, presentment, demand for performance and protest;

               (ix) notice of nonperformance, default,
          acceleration, protest or dishonor;

               (x) except for any notice otherwise required by applicable laws that may not be effectively waived by the Borrower, notice of sale or other disposition of any collateral; and

               (xi) notice of acceptance of the guaranty provided in this Section 3.13 and of the existence, creation or incurring of new or additional Subsidiary Obligations.

          SECTION 3.14        Dollar Payment Obligation.
Notwithstanding any other term or provision hereof to the contrary, if the Borrower or any LC Subsidiary fails to reimburse the Issuing Bank for any payment made by the Issuing Bank under a Letter of Credit denominated in an Alternative Currency by the close of business on the Business Day when due at the Payment Office specified for such reimbursement payment, then the payment made by such Issuing Bank in such Alternative Currency shall be converted into Dollars (the "Dollar Payment Amount") by the Issuing Bank as provided for herein, and each of the Borrower and each LC Subsidiary for whose account such Letter of Credit was Issued agrees that it shall be unconditionally obligated to, and shall immediately, reimburse the Issuing Bank the Dollar Payment Amount at the Issuing Bank's then Payment Office for Dollars.

          SECTION 3.15 Applications. This Agreement shall control over any provision of any application and agreement for Letters of Credit to the contrary, but additive or supplemental provisions of any such application and agreement shall apply to each Letter of Credit Issued pursuant to such application and agreement.

          SECTION 3.16 LC Subsidiaries. Any Subsidiary of the Borrower not an LC Subsidiary on the date hereof may become an "LC Subsidiary" hereunder by delivering to the Issuing Bank (which shall promptly forward a copy thereof to each LC Lender and the Agent) an agreement, in form and substance satisfactory to the Issuing Bank, wherein such Subsidiary agrees to be bound by all terms and provisions of this Agreement relating to Letters of Credit to be issued for the account of such Subsidiary and delivers a written consent of the Borrower assenting to the inclusion of such Subsidiary as an "LC Subsidiary" hereunder. Unless objected to by the Majority LC Lenders within the 10 day period referred to below, such Subsidiary shall become an "LC Subsidiary" hereunder 10 days after the Issuing Bank notifies the Borrower that such agreement and consent are in form and substance satisfactory to it; provided, that, no Subsidiary shall become an "LC Subsidiary" until the Issuing Bank shall have notified the Borrower in writing that such agreement and consent are in form and substance satisfactory to the Issuing Bank.


                           ARTICLE IV
                PAYMENTS, TAXES, EXTENSIONS, ETC.

          SECTION 4.01        Payments and
Computations/Borrowings.
(a) The Borrower shall make each payment hereunder with respect to Article II, the A Advances, the A Lenders, the B Advances and the Agent free and clear of all claims, charges, offsets or deductions whatsoever not later than 12:00 noon (New York City time) on the day when due in U.S. dollars to the Agent (unless otherwise specified in Section 2.03 with respect to the B Advances) at its address referred to in Section 10.02 in same day funds. The Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or facility or commitment fees ratably (other than amounts payable pursuant to Section 2.03, 2.08, 2.12 or 4.02) to the A Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to such A Lender to be distributed to the appropriate A Lender or A Lenders and applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date specified in such Assignment and Acceptance, the Agent shall make all payments hereunder in respect of the interest assigned thereby to the A Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower and each LC Subsidiary hereby authorize the Agent and each A Lender if and to the extent payment owed to the Agent or such A Lender is not paid when due hereunder to charge from time to time against any or all of the Borrower's or such LC Subsidiary's accounts with the Agent or such A Lender any amount so due.

          (c) All computations of interest based on the Base Rate and of facility fees shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest relating to commitment fees, fixed rates of interest on B Advances or based on the Adjusted CD Rate, the Eurodollar Rate or the Federal Funds Rate shall be made by the Agent, and all computations of interest pursuant to Section 2.08 shall be made by an A Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or commitment fees are payable. Each determination by the Agent (or, in the case of Section 2.08, by an A Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility or commitment fee, as the case may be; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

          (e) Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the A Lender or A Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to such A Lender or A Lenders on such due date an amount equal to the amount then due such A Lender or A Lenders. If and to the extent that the Borrower shall not have so made such payment in full to the Agent, each such A Lender shall repay to the Agent forthwith on demand such amount distributed to such A Lender together with interest thereon, for each day from the date such amount is distributed to such A Lender until the date such A Lender repays such amount to the Agent, at the Federal Funds Rate.

          SECTION 4.02 Taxes/Borrowings. (a) Any and all payments by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each A Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such A Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each A Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such A Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any A Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.02) such A Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement
(hereinafter referred to as "Other Taxes").

          (c) The Borrower will reimburse each A Lender and the Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.02) paid by such A Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This reimbursement shall be made within 30 days from the date such A Lender or the Agent (as the case may be) makes written demand therefor. The Agent and each A Lender, as the case may be, shall give prompt (within 10 Business Days) notice to the Borrower of the payment by the Agent or such A Lender, as the case may be, of such Taxes or Other Taxes, and of the assertion by any governmental or taxing authority that such Taxes or Other Taxes are due and payable, but the failure to give such notice shall not affect the Borrower's obligations hereunder to reimburse the Agent and each A Lender for such Taxes or Other Taxes, except that the Borrower shall not be liable for penalties or interest accrued or incurred after such 10 Business Day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest and penalties accrued or incurred prior to or during such 10 Business Day period and accrued or incurred after such receipt. The Borrower shall not be liable for any penalties, interest, expense or other liability with respect to such Taxes or Other Taxes after it has reimbursed the amount thereof to the Agent or the appropriate A Lender, as the case may be.

          (d) Each A Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Acceptance pursuant to which it becomes an A Lender in the case of each other A Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such A Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such A Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by an A Lender at the time such A Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 4.02(a).

          (e)       For any period with respect to which an
A Lender has failed to provide the Borrower with the appropriate form described in Section 4.02(d) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection
(d) above), such A Lender shall not be entitled to indemnification under Section 4.02(a) with respect to Taxes imposed by the United States; provided, however, that should an A Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the A Lender shall reasonably request to assist the A Lender to recover such Taxes.

          (f) Notwithstanding any contrary provisions of this Agreement, in the event that an A Lender that originally provided such form as may be required under Section 4.02(d) thereafter ceases to qualify for complete exemption from United States withholding tax, such A Lender may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 4.02 as the assignor provided, that, the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

          (g)  Without affecting its rights under this
Section 4.02 or any provision of this Agreement, each A Lender agrees that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to any A Lender or its Applicable Lending Office with respect to which the Borrower would be obligated pursuant to this Section
4.02 to increase any amounts payable to such A Lender or to pay any such Taxes or Other Taxes, such A Lender shall use reasonable efforts to select an alternative Applicable Lending Office which would not result in the imposition of such Taxes or Other Taxes; provided, however, that no A Lender shall be obligated to select an alternative Applicable Lending Office if such A Lender determines that (i) as a result of such selection such A Lender would be in violation of an applicable law, regulation, or treaty, or would incur additional costs or expenses or (ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such A Lender.

          (h) Each A Lender agrees with the Borrower that it will take all reasonable actions by all usual means (i) to secure and maintain all benefits available to it under the provisions of any applicable double tax treaty concluded by the United States of America to which it may be entitled by reason of the location of such A Lender's Applicable Lending Office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by the Borrower in accordance with this Section 4.02 and (ii) otherwise to cooperate with the Borrower to minimize the amount payable by the Borrower pursuant to this Section 4.02; provided, however, that no A Lender shall be obliged to disclose to the Borrower any information regarding its tax affairs or tax computations nor to reorder its tax affairs or tax planning pursuant hereto.

          (i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.02 shall survive the payment in full of the Obligations.

          SECTION 4.03        Sharing of Payments,
Etc./Borrowings. If any A Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the A Advances made by it (other than pursuant to Section 2.08, 2.12 or 4.02) in excess of its ratable share of payments on account of the A Advances obtained by all the A Lenders, such A Lender shall forthwith purchase from the other A Lenders such participations in the A Advances made by them as shall be necessary to cause such purchasing A Lender to share the excess payment ratably with each of them, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing A Lender, such purchase from each A Lender shall be rescinded and such A Lender shall repay to the purchasing A Lender the purchase price to the extent of such recovery together with an amount equal to such A Lender's ratable share (according to the proportion of (i) the amount of such A Lender's required repayment to (ii) the total amount so recovered from the purchasing A Lender) of any interest or other amount paid or payable by the purchasing A Lender in respect of the total amount so recovered. The Borrower agrees that any A Lender so purchasing a participation from another Lender pursuant to this
Section 4.03 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such A Lender were the direct creditor of the Borrower in the amount of such participation.

          SECTION 4.04        Evidence of Debt/Borrowings.
(a) Each A Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such A Lender resulting from each Advance owing to such A Lender from time to time, including the amounts of principal and interest payable and paid to such A Lender from time to time hereunder.

          (b)  The Register maintained by the Agent pursuant to
Section 10.07(c) shall include a control account, and a subsidiary account for each A Lender, in which accounts (taken together) shall be recorded (i) the date and amount of each A Borrowing made hereunder, the Type of Advances comprising such A Borrowing and the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each A Lender hereunder, and (iv) the amount of any sum received by the Agent from the Borrower hereunder and each A Lender's share thereof.

          (c) The entries made in the Register shall be conclusive and binding for all purposes, absent manifest error.

          SECTION 4.05 Payments and Computations/Letters of Credit. (a) The Borrower and each LC Subsidiary, as the case may be, shall make each payment with respect to the Letters of Credit, the Issuing Bank or the LC Lenders to be made by it free and clear of all claims, charges, offsets or deductions whatsoever not later than (i) if such payment relates to facility or commitment fees or amounts (other than reimbursements for payments in an Alternative Currency made under Letters of Credit) or if such payment relates to a Letter of Credit denominated in Dollars, 12:00 noon (New York City time) on the day when due in Dollars to the Issuing Bank at its address referred to in Section
10.02 in same day funds and (ii) if such payment relates to reimbursement of a Letter of Credit denominated in an Alternative Currency, (A) in such Alternative Currency, at the Issuing Bank's Payment Office therefor so long as such payment is made by the close of business on the Business Day when due and (B) thereafter in Dollars (at the then Dollar equivalent of the amount due on such preceding Business Day), by 12:00 noon (New York City time) to the Issuing Bank at its address referred to in Section 10.02 in same day funds as provided in Section 3.14 above. The Issuing Bank will promptly thereafter (if amounts are owed to the LC Lenders by the terms hereof) cause to be distributed like funds relating to the payment of reimbursement obligations or facility or commitment fees ratably (other than amounts payable pursuant to Section 3.03(a), 3.07, or 4.06) to the LC Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to the Issuing Bank or to such LC Lender to be distributed to the appropriate LC Lender or LC Lenders and applied in accordance with the terms of this Agreement. Upon the Agent's acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 10.07(d), from and after the effective date specified in such Assignment and Acceptance, the Issuing Bank shall make all payments hereunder in respect of the interest assigned thereby to the LC Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

          (b) The Borrower and each LC Subsidiary hereby authorize each LC Lender and the Issuing Bank, if and to the extent payment owed to such LC Lender or the Issuing Bank (including the immediate repayments of participations purchased and funded by an LC Lender pursuant to Section 3.04) is not paid when due hereunder to charge from time to time against any or all of the Borrower's or such LC Subsidiary's accounts with such LC Lender or Issuing Bank any amount so due.

          (c) All computations of interest based on the Base Rate and of facility and commitment fees shall be made by the Issuing Bank on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Federal Funds Rate shall be made by the Issuing Bank on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, facility or commitment fees are payable. Each determination by the Issuing Bank of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

          (d) Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or facility or commitment fee, as the case may be.

          (e) Unless the Issuing Bank shall have received notice from the Borrower prior to the date on which any payment is due to the Issuing Bank or LC Lenders hereunder that the Borrower will not make such payment in full, the Issuing Bank may assume that the Borrower has made such payment in full to the Issuing Bank on such date and the Issuing Bank may, in reliance upon such assumption, cause to be distributed to such LC Lender or LC Lenders on such due date an amount equal to the amount then due such LC Lender or LC Lenders. If and to the extent that the Borrower shall not have so made such payment in full to the Issuing Bank, each such LC Lender shall repay to the Issuing Bank forthwith on demand such amount distributed to such LC Lender together with interest thereon, for each day from the date such amount is distributed to such LC Lender until the date such LC Lender repays such amount to the Issuing Bank, at the Federal Funds Rate.

          SECTION 4.06 Taxes/Letters of Credit. (a) Any and all payments by the Borrower and each LC Subsidiary hereunder with respect to the Letters of Credit shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each LC Lender and the Issuing Bank, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such LC Lender or the Issuing Bank (as the case may be) is organized or any political subdivision thereof and, in the case of each LC Lender, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower or any LC Subsidiary shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any LC Lender or the Issuing Bank, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.06) such LC Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower or the appropriate LC Subsidiary shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

          (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or the Letters of Credit (hereinafter referred to as "Other Taxes").

          (c) The Borrower will reimburse each LC Lender and the Issuing Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 4.06) paid by such LC Lender or the Issuing Bank (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This reimbursement shall be made within 30 days from the date such LC Lender or the Issuing Bank (as the case may be) makes written demand therefor. The Issuing Bank and each LC Lender, as the case may be, shall give prompt (within 10 Business Days) notice to the Borrower of the payment by the Issuing Bank or such LC Lender, as the case may be, of such Taxes or other Taxes, and of the assertion by any governmental or taxing authority that such Taxes or other Taxes are due and payable, but the failure to give such notice shall not affect the Borrower's obligations hereunder to reimburse the Issuing Bank and each LC Lender for such Taxes or other Taxes, except that the Borrower shall not be liable for penalties or interest accrued or incurred after such 10 Business Day period until such time as it receives the notice contemplated above, after which time it shall be liable for interest and penalties accrued or incurred prior to or during such 10 Business Day period and accrued or incurred after such receipt. The Borrower shall not be liable for any penalties, interest, expense or other liability with respect to such Taxes or Other Taxes after it has reimbursed the amount thereof to the Issuing Bank or the appropriate LC Lender.

          (d) Each LC Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank and on the date of the Assignment and Acceptance pursuant to which it becomes an LC Lender in the case of each other LC Lender, and from time to time thereafter if requested in writing by the Borrower (but only so long as such LC Lender remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such LC Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a LC Lender at the time such LC Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 4.06(a).

          (e) For any period with respect to which an LC Lender has failed to provide the Borrower with the appropriate form described in Section 4.06(d) (other than if such failure is due to a change in law occurring subsequent to the date on which a form originally was required to be provided, or if such form otherwise is not required under the first sentence of subsection
(d) above), such LC Lender shall not be entitled to indemnification under Section 4.06(a) with respect to Taxes imposed by the United States; provided, however, that should an LC Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as the LC Lender shall reasonably request to assist the LC Lender to recover such Taxes.

          (f) Notwithstanding any contrary provisions of this Agreement, in the event that an LC Lender that originally provided such form as may be required under Section 4.06(d) thereafter ceases to qualify for complete exemption from United States withholding tax, such LC Lender may assign its interest under this Agreement to any assignee and such assignee shall be entitled to the same benefits under this Section 4.06 as the assignor provided that the rate of United States withholding tax applicable to such assignee shall not exceed the rate then applicable to the assignor.

          (g)  Without affecting its rights under this
Section 4.06 or any other provision of this Agreement, the Issuing Bank and each LC Lender agrees that if any Taxes or Other Taxes are imposed and required by law to be paid or to be withheld from any amount payable to the Issuing Bank or any LC Lender or its Applicable Lending Office with respect to which the Borrower would be obligated pursuant to this Section 4.06 to increase any amounts payable to the Issuing Bank or such LC Lender or to pay any such Taxes or Other Taxes, the Issuing Bank or such LC Lender shall use reasonable efforts to select an alternative issuing office or Applicable Lending Office, as the case may be, which would not result in the imposition of such Taxes or Other Taxes; provided, however, that the Issuing Bank and each LC Lender shall not be obligated to select an alternative issuing office or Applicable Lending Office, as the case may be, if the Issuing Bank or such LC Lender determines that (i) as a result of such selection the Issuing Bank or such LC Lender would be in violation of an applicable law, regulation, or treaty, or would incur additional costs or expenses or
(ii) such selection would be inadvisable for regulatory reasons or inconsistent with the interests of such LC Lender.

          (h) Each LC Lender agrees with the Borrower that it will take all reasonable actions by all usual means (i) to secure and maintain the benefit of all benefits available to it under the provisions of any applicable double tax treaty concluded by the United States of America to which it may be entitled by reason of the location of such LC Lender's Applicable Lending Office or place of incorporation or its status as an enterprise of any jurisdiction having any such applicable double tax treaty, if such benefit would reduce the amount payable by the Borrower or an LC Subsidiary in accordance with this Section 4.07 and
(ii) otherwise to cooperate with the Borrower to minimize the amount payable by the Borrower or any LC Subsidiary pursuant to this Section 4.07; provided, however, that no LC Lender shall be obliged to disclose to the Borrower or any LC Subsidiary any information regarding its tax affairs or tax computations nor to reorder its tax affairs or tax planning pursuant hereto.

          (i) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 4.06 shall survive the payment in full of the Obligations.

          SECTION 4.07 Sharing of Payments, Etc./Letters of Credit. If any LC Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Letter of Credit Liability of the Borrower or any LC Subsidiary hereunder (other than pursuant to Section 3.07 or 4.06) in excess of its LC Commitment Percentage of any such payments on account of such Letter of Credit Liability obtained by all the LC Lenders, such LC Lender shall forthwith purchase from the other LC Lenders such participations in such LC Lender's participations purchased pursuant to Section 3.04 as shall be necessary to cause such purchasing LC Lender to share the excess payment ratably with each other LC Lender, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing LC Lender such purchase from each LC Lender shall be rescinded and each such LC Lender shall repay to the purchasing LC Lender the purchase price to the extent of such recovery together with an amount equal to each such LC Lender's ratable share (according to the proportion of (i) the amount of such LC Lender's required repayment to (ii) the total amount so recovered from the purchasing LC Lender) of any interest or other amount paid or payable by the purchasing LC Lender in respect of the total amount so recovered. The Borrower and each LC Subsidiary agrees that any LC Lender so purchasing a sub-participation from another LC Lender pursuant to this
Section 4.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such sub-participation as fully as if such LC Lender were the direct creditor of the Borrower or each LC Subsidiary in the amount of such participation.


                            ARTICLE V
                      CONDITIONS OF LENDING

          SECTION 5.01 Condition Precedent to Initial Advances/Issuance. The obligation of each A Lender to make its initial Advance and of the Issuing Bank to issue the initial Letter of Credit is subject to the condition precedent that the Issuing Bank shall have received on or before the day of the initial Borrowing (and initial Issuance) the following, in form and substance satisfactory to the Agent and in sufficient copies for each Lender:

          (a) Certified copies of all documents evidencing necessary corporate action and governmental approvals, if any, with respect to this Agreement.

          (b) A certificate of the Vice President-Treasurer of the Borrower certifying the names and true signatures of the officers of the Borrower and each LC Subsidiary authorized to sign this Agreement and the other documents to be delivered hereunder (including, without limitation, Letter of Credit applications and agreements).

          (c) A favorable opinion of Borrower's and the LC Subsidiaries' General Counsel or Associate General
     Counsel, substantially in the form of Exhibit C hereto, and as to such other matters as any Lender through the Agent may reasonably request.

          (d) A favorable opinion of Shearman & Sterling, counsel for the Agent, substantially in the form of Exhibit D hereto.

          SECTION 5.02        Conditions Precedent to Each
A Borrowing/Issuance. The obligation of each A Lender to make an A Advance on the occasion of each A Borrowing (including the initial A Borrowing) and the obligation of the Issuing Bank to Issue each Letter of Credit (including the initial Letter of Credit) shall be subject to the further conditions precedent that on the date of such A Borrowing or Issuance (i) the following statements shall be true (and each of the giving of the applicable Notice of A Borrowing and the acceptance by the Borrower of the proceeds of such A Borrowing and the request for Issuance by the Borrower or an LC Subsidiary shall constitute a representation and warranty by the Borrower or such LC Subsidiary that on the date of such A Borrowing or Issuance such statements are true):

          (a) The representations and warranties contained in Section 6.01 are correct on and as of the date of such A Borrowing or Issuance, before and after giving effect to such A Borrowing or Issuance, and to the application of the proceeds therefrom, as though made on and as of such date, and

          (b) No event has occurred and is continuing, or would result from such A Borrowing or from the application of the proceeds therefrom or Issuance, which constitutes an Event of Default or Default;

and (ii) the Agent shall have received such other approvals, opinions or documents as the Agent may reasonably request.

          SECTION 5.03        Conditions Precedent to Each
B Borrowing. The obligation of each A Lender which is to make a B Advance on the occasion of a B Borrowing (including the initial B Borrowing) to make such B Advance as part of such B Borrowing is subject to the conditions precedent that (i) the Agent shall have received the written confirmatory Notice of B Borrowing with respect thereto or the notices from the Borrower contemplated by the second sentence of Section 2.03(a)(v) and (ii) on the date of such B Borrowing the following statements shall be true (and each of the giving of the applicable Notice of B Borrowing and the acceptance by the Borrower of the proceeds of such B Borrowing shall constitute a representation and warranty by the Borrower that on the date of such B Borrowing such statements are true):

          (a) The representations and warranties contained in Section 6.01 are correct on and as of the date of such B Borrowing, before and after giving effect to such B Borrowing and to the application of the proceeds therefrom, as though made on and as of such date,

          (b) No event has occurred and is continuing, or would result from such B Borrowing or from the application of the proceeds therefrom, which constitutes an Event of Default or Default, and

          (c) No event has occurred and no circumstance exists as a result of which the information concerning the Borrower that has been provided to the Agent and each A Lender by the Borrower in connection herewith would, taken as a whole, include an untrue statement of a material fact or omit to state any material fact or any fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.


                           ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES

          SECTION 6.01        Representations and Warranties of
the Borrower.  The Borrower represents and warrants as follows:

          (a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of Delaware; each LC Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Borrower and each of its Subsidiaries possess all corporate powers and all other authorizations and licenses necessary to engage in their respective businesses, except where the failure to so possess would not have a Material Adverse Effect.

          (b) The execution, delivery and performance by the Borrower and each LC Subsidiary of this Agreement are within the Borrower's and such LC Subsidiary's respective corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Borrower's or any LC Subsidiary's charter or by-laws or (ii) law or any contractual restriction binding on or affecting the Borrower or any LC Subsidiary or their respective properties.

          (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower or each LC Subsidiary of this Agreement.

          (d) This Agreement is the legal, valid and binding obligation of the Borrower and each LC Subsidiary enforceable against the Borrower and each LC Subsidiary in accordance with its terms.

          (e) The Consolidated balance sheets of the Borrower and its Subsidiaries as at January 28, 1995, and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the Fiscal Year then ended, certified by Deloitte & Touche, and the Consolidated balance sheets of the Borrower and its Subsidiaries at April 29, 1995, and the related Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the three months then ended, duly certified by a Responsible Officer of the Borrower, copies of which have been furnished to each Lender, fairly present (subject to year-end adjustment in the case of the April 29, 1995 financial statements) the Consolidated financial condition of the Borrower and its Subsidiaries as at such dates and the results of the operations of the Borrower and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles consistently applied, and since January 28, 1995, there has been no change in such condition or operations which, considering the surrounding circumstances, will, or is reasonably likely to, cause a breach of any of the financial covenants contained in Section 7.03 hereof.

          (f) There is no pending or, to the best of Borrower's knowledge, threatened action or proceeding affecting the Borrower or any of its Subsidiaries before any court, governmental agency or arbitrator, which has a reasonable probability (taking into account the exhaustion of all appeals and the assertion of all defenses) of having a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement.

          (g) The Borrower and its Subsidiaries are not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used by the Borrower or any of its Subsidiaries to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

          (h) Neither the Borrower nor any of its Subsidiaries is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment
     Company Act of 1940, as amended.

          (i) Except as has been disclosed in writing to the Lenders, neither the Borrower nor any of its Subsidiaries has any Plans. Neither the Borrower nor any ERISA Affiliate is a party or subject to, or has any obligation to make payments, to, any Multiemployer Plan.


                           ARTICLE VII
                    COVENANTS OF THE BORROWER

          SECTION 7.01        Affirmative Covenants.  The
Borrower will, unless the Majority Combined Lenders shall otherwise consent in writing:

          (a) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including, without limitation, all Environmental Liens), rules, regulations and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith or where the failure to comply would not have a Material Adverse Effect.

          (b)  Preservation of Corporate Existence, Etc.
     Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its corporate existence, rights (charter and statutory), and franchises except if, in the reasonable business judgment of the Borrower or such Subsidiary, as the case may be, it is in its best economic interest not to preserve and maintain such rights or franchises and such failure to preserve and maintain such rights or franchises would not materially adversely affect the rights of the Lenders or the Issuing Bank hereunder or the ability of the Borrower to perform its obligations hereunder.

          (c) Visitation Rights. Permit the Agent, the Issuing Bank and any Lender or any agents or representatives thereof from time to time during normal business hours to examine and make copies of and abstracts from the records and books of account of, and upon reasonable prior notice to visit the properties of, the Borrower and its Subsidiaries during reasonable business hours, without hindrance or delay, and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with any of their respective directors, officers or agents.

          (d) Keeping of Books. Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each of its Subsidiaries in accordance with sound business practice.

          (e) Maintenance of Properties, Etc. Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, consistent with sound business practice, except where the failure to so maintain and preserve would not have a Material Adverse Effect.

          (f) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance (other than earthquake insurance) in amounts, from responsible and reputable insurance companies or associations, with limitations, of types and on terms as is customary for the industry; provided, that, the Borrower and each of its Subsidiaries may self-insure risks and liabilities in accordance with its practice as of the date hereof and may in addition self-insure risks and liabilities in amounts as are customarily self-insured by similarly situated Persons in the industry.

          (g) Employment of Technology, Disposal of Hazardous Materials, Etc. (i) Employ, and cause each of its Subsidiaries to employ, appropriate technology and compliance procedures to maintain compliance with any applicable Environmental Laws except where the failure to so employ would not have a Material Adverse Effect, (ii) obtain and maintain, and cause each of its Subsidiaries to obtain and maintain, any and all material permits required by applicable Environmental Laws in connection with its or its Subsidiaries' operations and (iii) dispose of, and cause each of its Subsidiaries to dispose of, any and all Hazardous Substances only at facilities and with carriers reasonably believed to possess valid permits under RCRA, if applicable, and any applicable state and local Environmental Laws except where the failure to so dispose would not have a Material Adverse Effect. The Borrower shall use its best efforts, and cause each of its Subsidiaries to use its best efforts, to obtain all certificates required by law to be obtained by the Borrower and its Subsidiaries from all contractors employed by the Borrower or any of its Subsidiaries in connection with the transport or disposal of any Hazardous Substances except where failure to transport or dispose in accordance with any applicable Environmental Laws would not have a Material Adverse Effect.

          (h) Environmental Matters. If the Borrower or any of its Subsidiaries shall:

               (i) receive written notice that any material violation of any Environmental Laws may have been committed or is about to be committed by the Borrower or any of its Subsidiaries the cure of which would result in expenditures exceeding $1,000,000;

               (ii)   receive written notice that any
          administrative or judicial complaint or order has been filed or is about to be filed against the Borrower or any of its Subsidiaries alleging any material violation of any Environmental Laws or requiring the Borrower or any of its Subsidiaries to take any action (which, if taken, would result in expenditures exceeding $1,000,000) in connection with the release or threatened release of Hazardous Substances or solid waste into the environment; or

               (iii)   receive written notice from a
          federal, state, foreign or local governmental agency or private party alleging that the Borrower or any of its Subsidiaries is liable or responsible for costs in excess of $1,000,000 associated with the response to cleanup, stabilization or neutralization of any Environmental Activity;

     then it shall provide the Agent with a copy of such notice within five Business Days of the Borrower's or such Subsidiary's receipt thereof.

          (i) Guaranty. Within ten Business Days after the request of the Majority Combined Lenders made through the Agent, cause its Subsidiaries designated in such request to enter into and deliver a guaranty of the Obligations, such guaranty to be in form and substance satisfactory to the Majority Combined Lenders.

          SECTION 7.02        Negative Covenants.  The Borrower
will not, without the written consent of the Majority Combined
Lenders:

          (a) Liens, Etc. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien, other than Permitted Liens and Liens upon or with respect to Margin Stock.

          (b) Debt. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Debt if, immediately after giving effect to the incurrence of such Debt and the receipt and application of any proceeds thereof, the Borrower and its Subsidiaries, on a Consolidated basis, would be in violation of any financial covenant specified in Section 7.03 hereof.

          (c) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that any Subsidiary of the Borrower may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Borrower and except that any Subsidiary of the Borrower may merge into or dispose of assets to the Borrower and the Borrower may merge or consolidate with or into, and any Subsidiary of the Borrower may merge or consolidate with or into, any other Person, provided in each case that, immediately after giving effect to such proposed transaction, no Event of Default or Default shall exist, and in the case of any merger or consolidation to which the Borrower is a party, the Person into which the Borrower shall be merged or formed by any such consolidation shall be a corporation organized and existing under the laws of the United States of America or any State thereof and shall assume the Borrower's obligations hereunder in an agreement or instrument in form and substance reasonably satisfactory to the Agent.

          (d)  Asset Acquisition, Investments, Mergers.
     (i) Asset Acquisitions. Purchase, or permit any of its Subsidiaries to purchase, all or substantially all the assets of any Person (an "Asset Acquisition") unless (A) if such Asset Acquisition involves the purchase of Retail Assets, the purchase price of the Retail Assets to be purchased in such Asset Acquisition is less than 50% of the book value of the Borrower's Consolidated Total Assets immediately prior to such Asset Acquisition or (B) if such Asset Acquisition involves the purchase of Non-Retail Assets, the purchase price of the Non-Retail Assets to be purchased in such Asset Acquisition is less than 25% of the book value of the Borrower's Consolidated Total Assets immediately prior to such Asset Acquisition and (C) immediately prior to and after giving effect to such Asset Acquisition no Event of Default or Default shall exist.

               (ii) Investments. Make, or permit any of its Subsidiaries to make, an investment in any Person by way of the purchase of such Person's capital stock or securities or the making of capital contributions with respect thereto (an "Investment") unless (A) if such Investment is in a Person predominantly engaged in the Retail Business, the purchase price and dollar amount of capital contributions made with respect to such Investment is less than 50% of the Borrower's Consolidated Total Assets immediately prior to such Investment or (B) if such Investment is in a Person engaged predominantly in the Non-Retail Business, the purchase price and dollar amount of capital contributions made with respect to such Investment is less than 25% of the Borrower's Consolidated Total Assets immediately prior to such Investment and (C) such Investment is made with the permission of the Board of Directors of the Person in whom the Investment is being made and immediately prior to and after giving effect to such Investment no Event of Default or Default shall exist. The foregoing limitation shall not restrict the Borrower's and its Subsidiaries' ability to make investments in the instruments described in Schedule VI hereto; provided, that, the term of any such instrument or investment shall not exceed five calendar years on the date of investment.

               (iii)  Mergers.  Consummate, or permit the
          consummation of, any merger or consolidation
          (regardless of whether it is otherwise permitted by Section 7.02(c)) if immediately after giving effect to such merger or consolidation the book value of Consolidated Non-Retail Assets of the surviving corporation is greater than 25% of the book value of Borrower's Consolidated Total Assets, or the book value of the Consolidated Retail Assets of the surviving corporation is greater than 50% of the Borrower's Consolidated Total Assets, in each case immediately prior to such merger or consolidation provided, that, Subsidiaries of the Borrower may merge into or with the Borrower or any other Subsidiary of the Borrower without regard to the restrictions of this
          Section 7.02(d)(iii).

          (e) Change in Nature of Business. Make any material change in the nature of the business of the Borrower and its Subsidiaries as conducted as of the date hereof.

          SECTION 7.03        Financial Covenants.  The Borrower
will not, without the written consent of the Majority Combined
Lenders:

          (a)  Tangible Net Worth.  Permit, at any time, the
     Borrower's Consolidated Tangible Net Worth to be less than
     $300,000,000.

          (b) Debt to Capital Ratio. Permit, at any time, the Borrower's Consolidated Debt to Capital Ratio to exceed .78 to 1.0.

          (c) Current Ratio. Permit, as at the end of each Fiscal Quarter of the Borrower, the Borrower's Consolidated
     Current Ratio to be less than 1.25 to 1.0.

          (d) Fixed Charge Coverage Ratio. Permit, for each period of four consecutive Fiscal Quarters of the Borrower, the Borrower's Consolidated Fixed Charge Coverage Ratio for such four Fiscal Quarter period to be less than 1.5 to 1.0, such Consolidated Fixed Charge Coverage Ratio to be calculated as at the end of each Fiscal Quarter of the Borrower for the four Fiscal Quarter period ending on such day.

          SECTION 7.04        Reporting Requirements.  The
Borrower will furnish to the Lenders:

          (i) within 30 days after the end of each of the first three Fiscal Quarter of the Borrower and within 45 days after the end of the fourth Fiscal Quarter of the Borrower, a certificate of the chief financial officer or treasurer of the Borrower setting forth the Consolidated Fixed Charge Coverage Ratio of the Borrower at as the end of such Fiscal Quarter for the four Fiscal Quarter period ending on such day;

          (ii) as soon as available and in any event within 60 days after the end of each of the first three Fiscal Quarters of the Borrower, Consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarters and Consolidated statements of income and retained earnings of the Borrower and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial officer or treasurer of the Borrower and accompanied by a certificate of said officer stating
     (i) that such have been prepared in accordance with generally accepted accounting principles, (ii) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto and (iii) whether or not the Borrower is in compliance with the requirements set forth in Section 7.03 (which certificate shall contain the computations used by such chief financial officer in determining such compliance or non-compliance);

          (iii) as soon as available and in any event within 120 days after the end of each Fiscal Year of the Borrower, a copy of the annual report for such year for the Borrower and its Subsidiaries, containing Consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year certified in a manner acceptable to the Majority Combined Lenders by Deloitte & Touche or other independent public accountants reasonably acceptable to the Majority Combined Lenders;

          (iv) within 120 days after the end of each Fiscal Year of the Borrower, a certificate of the chief financial officer or treasurer of the Borrower stating (i) whether or not he or she has knowledge of the occurrence of any Event of Default or Default and, if so, stating in reasonable detail the facts with respect thereto, and (ii) whether or not the Borrower is in compliance with the requirements set forth in Section 7.03 (which certificate shall contain the computations used by such chief financial officer in determining such compliance or non-compliance);

          (v) as soon as possible and in any event within five days after a Responsible Officer becomes aware of each Event of Default and Default, a statement of a Responsible Officer of the Borrower setting forth details of such Event of Default or Default and the action which the Borrower has taken and proposes to take with respect thereto;

          (vi) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders, and copies of all reports and registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange;

          (vii) promptly after the filing or receiving thereof, copies of all reports and notices which the Borrower or any Subsidiary files under ERISA with the Internal Revenue Service or the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the Borrower or any Subsidiary receives from such entities other than immaterial regular periodic notices and reports and notices and reports of general circulation;

          (viii)    within 90 days after the end of each Fiscal
     Year of the Borrower, a summary, prepared by a Responsible
     Officer of the Borrower, of the Borrower's (and its Subsidiaries') major insurance coverages (and the amount of self-insurance) then in effect; and

          (ix) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as the Issuing Bank, or any Lender through the Agent, may from time to time reasonably request.


                          ARTICLE VIII
                        EVENTS OF DEFAULT

          SECTION 8.01        Events of Default.  If any of the
following events ("Events of Default") shall occur and be continuing:

          (a) The Borrower or any LC Subsidiary shall fail to pay any principal of any Advance or any reimbursement obligation under any Letter of Credit when the same becomes due and payable; or shall fail to pay any interest on any Advance, fees or any other amounts hereunder within two days after the same become due and payable by it; or

          (b) Any representation or warranty made by the Borrower herein (whether made on behalf of itself, an LC Subsidiary or otherwise) or by the Borrower (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          (c)  The Borrower shall fail to perform or observe
     (i) the covenant contained in Section 7.03(c) or (d); or
     (ii) shall have permitted, as at the end of any Fiscal Quarter of the Borrower, the Borrower's Consolidated Debt to Capital Ratio to exceed .78 to 1.0 or the Borrower's Consolidated Tangible Net Worth to be less than $300,000,000; or (iii) any term, covenant or agreement contained in Section 7.03(a) or (b) or Section 7.02(c) or
     (d) for a period of five days after written notice thereof shall have been given to the Borrower by the Issuing Bank, the Agent or any Lender; or (iv) any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Issuing Bank, the Agent or any Lender; or

          (d) The Borrower or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $10,000,000 in the aggregate (but excluding Debt hereunder) of the Borrower or such Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt (other than any such Debt owed to a Lender or an Affiliate of a Lender if such event or condition shall relate solely to a restriction on the pledge or other disposition of Margin Stock owned by the Borrower or any of its Subsidiaries); or any such Debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; or

          (e) The Borrower or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Borrower or any of its Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

          (f) Any judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and either
     (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of ten consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (g)  a Change in Control shall have occurred;

     then, and in any such event, the Agent shall at the request, or may with the consent, of the Majority Combined Lenders, by notice to the Borrower, (A) declare the obligation of each A Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, (B), declare the Advances, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower, (C) declare the obligation of the Issuing Bank to issue further Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and/or (D) demand that the Borrower, and if such demand is made the Borrower shall, pay to the Agent for the benefit of the Issuing Bank, an amount in immediately available funds equal to the then outstanding Letter of Credit Liability (plus the amounts specified by Section 3.12, if applicable) which shall be held by the Agent (or the Issuing Bank) as cash collateral in a cash collateral account under the exclusive control and dominion of the Agent (or Issuing Bank) and applied to the reduction of such Letter of Credit Liability as drawings are made on outstanding Letters of Credit; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Borrower or any of its Subsidiaries under the Federal Bankruptcy Code, the obligation of each Lender to make Advances shall automatically be terminated, the then outstanding Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the obligation of the Issuing Bank to Issue Letters of Credit shall automatically be terminated.


                           ARTICLE IX
                            THE AGENT

          SECTION 9.01 Authorization and Action. Each Lender and the Issuing Bank hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Advances), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Combined Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law. The Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement unless the distribution of such notice is otherwise provided for herein.

          The Issuing Bank shall act on behalf of the LC Lenders with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may elect to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this
Article IX, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

          SECTION 9.02 Agent's Reliance, Etc. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Agent: (i) may treat the Lender which made any Advance (or purchased or funded a participation with respect to a Letter of Credit) as the holder and owner of the Debt resulting therefrom until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, as provided in Section 10.07; (ii) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or its Subsidiaries; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (vi) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 9.03        CUSA, Citibank and Affiliates.
With respect to CUSA's A Commitment, its LC Commitment and the Advances made by it, and with respect to Citibank as Issuing Bank, CUSA and Citibank shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or Issuing Bank, as the case may be; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include CUSA and Citibank in their individual capacities. CUSA, Citibank and each of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any such Subsidiary, all as if CUSA were not the Agent or Citibank were not the Issuing Bank, as the case may be, and without any duty to account therefor to the Lenders.

          SECTION 9.04 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Agent, the Issuing Bank or any other Lender and based on the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

          SECTION 9.05 Indemnification. (a) Agent. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrower or any LC Subsidiary), ratably, according to their respective Credit Exposures, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided, that, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Agent is not reimbursed for such expenses by the Borrower.

          (b) Issuing Bank. The LC Lenders agree to indemnify the Issuing Bank (to the extent not reimbursed by the Borrower or any LC Subsidiary), ratably according to their respective
LC Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of this Agreement and the Letters of Credit or any action taken or omitted by the Issuing Bank under this Agreement or the Letters of Credit, provided, that, no LC Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank's gross negligence or wilful misconduct. Without limitation of the foregoing, each LC Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Issuing Bank in connection with the preparation, execution, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or the Letters of Credit, to the extent that the Issuing Bank is not reimbursed for such expenses by the Borrower.

          SECTION 9.06        Successor Agent/Issuing Bank
(a) Agent. The Agent may resign at any time by giving ten days' prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Majority Combined Lenders; provided, that, the Agent may resign without having given such notice if it is required to do so as a matter of law. Upon any such resignation or removal, the Majority Combined Lenders, after consulting with the Borrower and giving due consideration to any successor agent recommended by the Borrower, shall have the right to appoint a successor Agent with the consent of the Borrower (which shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Combined Lenders and consented to by the Borrower, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Combined Lenders' removal of the retiring Agent, then the retiring Agent may, after consulting with the Borrower and giving due consideration to any successor agent recommended by the Borrower, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank organized or licensed to do business under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this
Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          (b) Issuing Bank. The Issuing Bank may be removed at any time with or without cause jointly by the Majority Combined Lenders and the Borrower. Upon any removal of the Issuing Bank, the Majority Combined Lenders and the Borrower shall jointly have the right to appoint a successor Issuing Bank. If no successor Issuing Bank shall have been so appointed by the Majority Combined Lenders and the Borrower, and shall have accepted such appointment, within 30 days after the removal of the Issuing Bank, the Issuing Bank may, on behalf of the Lenders appoint a successor Issuing Bank, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Upon the acceptance of any appointment as Issuing Bank, such successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the Issuing Bank shall be discharged from its duties and obligations under this Agreement. After any retiring Issuing Bank is removed hereunder as Issuing Bank, the provisions of this Article IX shall inure to its benefit as to any actions taken by it while it was Issuing Bank under this Agreement. Notwithstanding the foregoing, the Issuing Bank may not be removed unless prior to or contemporaneously with such removal it shall have received a Dollar amount, in immediately available funds, equal to all outstanding Letter of Credit Liability then outstanding and then owing to the Issuing Bank and shall have been indemnified by the Borrower, the LC Lenders and such successor Issuing Bank, to the Issuing Bank's satisfaction, against all Letter of Credit Liability. The fee letter referred to in Section 3.05(b) (or any replacement thereof) shall continue to inure to such Issuing Bank's benefit, and such Issuing Bank shall continue to be bound thereby, until such time as all Letter of Credit Liability outstanding on the effective date of such Issuing Bank's removal has been discharged in full.



                            ARTICLE X
                          MISCELLANEOUS

          SECTION 10.01 Amendments, Etc. (a) Majority Combined Lenders. Except as is otherwise expressly provided in this Section 10.01, no amendment or waiver of any provision of this Agreement, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Combined Lenders.

          (b) Majority A Lenders. The Majority A Lenders may (and shall have the exclusive right to), in writing, amend, waive or consent to any departure from Article II hereof (and the definitions used therein) and Article IV hereof as it relates to the A Advances, without the consent of the Majority Combined Lenders; provided, however, that no amendment, waiver or consent (whether effected by the Majority A Lenders pursuant to this subsection (b) or by the Majority Combined Lenders pursuant to subsection (a)) shall, unless in writing and signed by all the A Lenders, do any of the following: (i) waive any of the conditions specified in Section 5.01 or 5.02 as they relate to A Borrowings and A Advances, (ii) increase the A Commitments of the A Lenders or subject the A Lenders to any additional obligations, (iii) reduce the principal of, or interest on, the A Advances or any fees or other amounts payable hereunder to the A Lenders, (iv) postpone any date fixed for any payment of principal of, or interest on, the A Advances or any fees or other amounts payable hereunder to the A Lenders, (v) change the percentage of the A Commitments or of the aggregate unpaid principal amount of the A Advances, or the number of A Lenders, which shall be required for the A Lenders or any of them to take any action hereunder or (vi) amend this subsection (b) of this
Section 10.01.

          (c) Majority LC Lenders. The Majority LC Lenders may (and shall have the exclusive right to), in writing, amend, waive or consent to any departure from Article III hereof (and the definitions used therein) and Article IV hereof as it relates to the Letters of Credit, without the consent of the Majority Combined Lenders; provided, however, that no amendment, waiver or consent (whether effected by the Majority LC Lenders pursuant to this subsection (c) or by the Majority Combined Lenders pursuant to subsection (a)) shall, unless in writing and signed by all the LC Lenders, do any of the following: (i) waive any of the conditions specified in Section 5.01 or 5.02, as they relate to the Issuance of Letters of Credit, (ii) increase the LC Commitments of the LC Lenders or subject the LC Lenders to any additional obligations, (iii) reduce any amounts due hereunder or any fees or other amounts payable hereunder with respect to the Letters of Credit to the LC Lenders or the Issuing Bank,
(iv) postpone any date fixed for any payment of any fees or other amounts payable hereunder with respect to the Letters of Credit to the LC Lenders or the Issuing Bank, (v) change the percentage of the LC Commitments or of the aggregate unpaid Letter of Credit Liability hereunder, or the number of LC Lenders, which shall be required for the LC Lenders or any of them to take any action hereunder, or (vi) amend this subsection (c) of this
Section 10.01.

          (d) Agent and Issuing Bank. No amendment, waiver or consent given or effected pursuant to this Section 10.01 shall, unless in writing and signed by the Agent or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights, obligations or duties of the Agent or the Issuing Bank, as the case may be, under this Agreement.

          (e) Limitation of Scope. All waivers and consents granted under this Section 10.01 shall be effective only in the specific instance and for the specific purpose for which given.

          SECTION 10.02 Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including telecopier, telegraphic, telex or cable communication) and mailed, sent by overnight courier, telecopied, telegraphed, telexed, cabled or delivered, if to the Borrower, at its address at 900 Cherry Avenue, San Bruno, CA 94066 Attention: Treasurer; if to any Lender, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Agent, at its address at 399 Park Avenue, New York, New York 10043,
Attention: Credit Administration; and if to the Issuing Bank, at its address at 399 Park Avenue, New York, New York 10043,
Attention: Letter of Credit Administration; with a copy, in the case of notices to the Agent or the Issuing Bank, to Citicorp North America, Inc., One Sansome Street, San Francisco, California 94104, Attention: Carolyn Wendler, or, as to each party, at such other address or to such other person as shall be designated by such party in a written notice to the other parties. All such notices and communications shall, when mailed, be effective three days after being deposited in the mails, when sent by overnight courier, be effective one day after being sent by overnight courier, when telecopied or delivered to the telegraph company, be effective when received or delivered to the cable company, respectively; and when delivered by hand, be effective upon delivery except that notices and communications to the Agent pursuant to Article II or IX and to the Issuing Bank pursuant to Article III or IX shall not be effective until received by the Agent or Issuing Bank, as the case may be.

          SECTION 10.03 No Waiver; Remedies. No failure on the part of any Lender, the Issuing Bank or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          SECTION 10.04 Costs and Expenses. (a) The Borrower agrees to pay on demand all costs and expenses of the Agent and Issuing Bank incurred in connection with the preparation, execution, delivery, modification and amendment of this Agreement, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent and Issuing Bank with respect thereto and with respect to advising the Agent and Issuing Bank as to their respective rights and responsibilities under this Agreement with respect thereto. The Borrower further agrees to pay on demand all costs and expenses of the Agent, the Issuing Bank and each Lender (including, without limitation, reasonable counsel fees and expenses), incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder, including, without limitation, reasonable counsel fees and expenses in connection with the enforcement of their respective rights hereunder.

          (b) If any payment of principal of, or Conversion of, any Adjusted CD Rate Advance or Eurodollar Rate Advance is made other than on the last day of the Interest Period for such A Advance, as a result of a payment or Conversion pursuant to
Section 2.09(d), 2.11 or 2.13 or acceleration of the maturity of the Advances pursuant to Section 8.01 or for any other reason, the Borrower shall, upon demand by any A Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such A Lender any amounts required to compensate such A Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or Conversion, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any A Lender to fund or maintain such A Advance.

          (c) The Borrower agrees to indemnify and hold harmless each of the Agent, each Lender and the Issuing Bank and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an "Indemnified Party") from and against any and all claims, damages, liabilities and expenses (including, without limitation, fees and disbursements of counsel), which may be incurred by or asserted against any Indemnified Party in connection with or arising out of any investigation, litigation, or proceeding (whether or not such Indemnified Party is party thereto) related to any acquisition or proposed acquisition by the Borrower, or by any Subsidiary of the Borrower, of all or any portion of the stock or substantially all the assets of any Person or any use or proposed use of the Advances or Letters of Credit by the Borrower or any LC Subsidiary, except to the extent such claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. The indemnification provisions set forth above shall be in addition to any liability the Borrower may otherwise have. Without prejudice to the survival of any other obligation of the Borrower hereunder, the indemnities and obligations of the Borrower contained in this Section 10.04 shall survive the payment in full of all the Obligations.

          (d) The Borrower hereby acknowledges that the funding method by each Lender of its Advances hereunder shall be in the sole discretion of such Lender. The Borrower agrees that for purposes of any determination to be made under Sections 2.08, 2.12(a), 2.13 or 10.04(b) of this Agreement each Lender shall be deemed to have funded its Eurodollar Rate Advances with proceeds of Dollar deposits in the London interbank market.

          SECTION 10.05 Right of Set-off. Upon (i) the occurrence and during the continuance of any Event of Default and
(ii) the making of the request or the granting of the consent specified by Section 8.01 to authorize the Agent to declare the Advances due and payable pursuant to the provisions of Section
8.01 or to demand payment of (or cash collateralization of) all then outstanding Letter of Credit Liability, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower or any LC Subsidiary against any and all of the obligations of the Borrower or any LC Subsidiary now or hereafter existing under this Agreement to such Lender (including, to the fullest extent permitted by law, obligations indirectly owed to such Lender by virtue of its purchase of a participation or sub-participation of the Letter of Credit Liability pursuant to Section 3.04), whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or any of its Affiliates, provided, that, the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such Lender and its Affiliates may have.

          SECTION 10.06 Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, each LC Subsidiary to be a party hereto on the date hereof, the Issuing Bank and the Agent and when the Agent shall have been notified by each Bank that such Bank has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each LC Subsidiary, the Issuing Bank, the Agent and each Lender and their respective successors and assigns, except that the Borrower and each LC Subsidiary shall not have the right to assign its respective rights hereunder or any interest herein without the prior written consent of the Lenders.

          SECTION 10.07       Assignments and Participations.
(a) Each Lender may, and if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.08, 2.12, 3.07,
4.02 or 4.06, or after such Lender has declined to vote in favor of extension of the Revolver Termination Date or LC Termination Date, as the case may be, pursuant to Section 2.14 or 3.11, upon at least 20 Business Days' notice to such Lender and the Agent), will, assign to one or more banks or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion, respectively, of its A Commitment and the A Advances owing to it and/or of its LC Commitment and participations in Letter of Credit Liability); provided, however, that (i) each such respective assignment shall be of a percentage of all rights and obligations under this Agreement (other than any B Advances) (w) in respect of the assigning Lender's A Commitment and A Advances and/or (x) in respect of the assigning Lender's LC Commitment and participations in Letter of Credit Liability, as the case may be, that is constant and not varying over time, (ii) the respective amounts of the rights and obligations (y) under the A Commitment and A Advances of the assigning a Lender and/or (z) under the LC Commitment and participations in Letter of Credit Liability of the assigning lender, as the case may be, being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than 5% of all such rights and obligations or less than $5,000,000 (or an integral multiple of $500,000 in excess thereof), as the case may be, in the case of each of (y) and/or (z), (iii) each such assignment shall be to an Eligible Assignee consented to by the Borrower (which shall not unreasonably withhold its consent); provided, that, the Borrower's consent need not be obtained if such assignment is made to an Affiliate of the assigning Lender, (iv) each such assignment made as a result of a demand by the Borrower pursuant to this Section 10.07(a) shall be arranged by the Borrower (at its expense, including, without limitation, payment of the processing and recordation fee referred to in subclause (vi) hereof) after consultation with the Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 10.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, and (vi) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $2,000; provided, that, no such fee shall be payable in connection with an assignment by an assigning Lender to an Affiliate of such assigning Lender. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).
Without limiting the qualifications set forth in the first sentence of this Section 10.07(a), but to clarify such sentence, any Lender having both an A Commitment and an LC Commitment may assign all or a portion of its rights and obligations relating to one of these commitments and at the same time assign none, all, the same portion or a different portion of its rights and obligations relating to the other commitment, provided that any assignment of any portion (including all) of a Lender's rights and obligations relating to its A Commitment shall include an assignment of the same portion (including all if applicable) of such Lender's rights and obligations relating to its A Advances and any assignment of any portion (including all) of a Lender's rights and obligations relating to its LC Commitment shall include an assignment of the same portion (including all if applicable) of such Lender's rights and obligations relating to participations in Letter of Credit Liability.

          (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any LC Subsidiary or the performance or observance by the Borrower or any LC Subsidiary of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent, the Issuing Bank, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent or the Issuing Bank to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent or the Issuing Bank by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (c) The Agent shall maintain at its address referred to in Section 10.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the LC Commitment of and A Commitment of, and principal amount of the A Advances owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

          (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit B hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.

          (e) Each Lender may assign or participate to one or more banks or other entities any B Advance held by it without regard to any of the restrictions placed on assignments elsewhere in this Section 10.07 or this Agreement; provided, that, any participation shall be made in accordance with subsection (f) hereof and provided, further, that any assignee of a B Advance that is not then a Lender hereunder shall not be entitled to demand any payments under Section 2.08, 2.12 or 4.02 hereof and shall have no voting rights or other rights of a Lender hereunder other than the right to demand and receive interest and principal payments at the times when due with respect to the B Advance owned by it.

          (f) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its A Commitment and LC Commitment and the Advances owing to it; provided, however, that (i) such Lender's obligations under this Agreement (including, without limitation, its A Commitment to the Borrower hereunder and LC Commitment) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the owner of any Advance for all purposes of this Agreement, and (iv) the Borrower, the Issuing Bank, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, provided, further, that, to the extent of any such participation (unless otherwise stated therein and subject to the preceding proviso), the purchaser of such participation shall, to the fullest extent permitted by law, have the same rights and benefits hereunder as it would have if it were a Lender hereunder; and provided, further, that each such participation shall be granted pursuant to an agreement providing that the purchaser thereof shall not have the right to consent or object to any action by the selling Lender (who shall retain such right) other than an action which would (i) reduce principal of or interest on any Advance, any amount due hereunder with respect to the Letters of Credit or other amounts or fees in which such purchaser has an interest, (ii) postpone any date fixed for payment of principal of or interest on any such Advance, such amounts due with respect to Letters of Credit or other amounts or such fees, or (iii) extend the LC Termination Date or the Revolver Termination Date, as the case may be.

          (g) Upon written request of the Borrower to an A Lender, such A Lender shall, to the extent consistent with the policies of such A Lender, inform the Borrower of the Dollar amount of any Full Term Participation (as hereinafter defined) that such A Lender has entered into; provided, however, that no A Lender shall be obligated to disclose such information if the disclosure thereof would constitute a violation of law or regulation or violate any confidentiality agreement to which such A Lender is subject. For the purposes of this subsection (g), "Full Term Participation" means a participation by an A Lender to another Person whereby such other Person has purchased (pursuant to a participation agreement) all or a portion of such A Lender's A Commitment from the effective date of such participation agreement to the Revolver Termination Date.

          (h) Notwithstanding anything herein contained to the contrary, each Lender may assign any of its rights and obligations under this Agreement to any of its Affiliates without notice to or consent of the Borrower or the Agent; and each Lender or any of its Affiliates may assign any of its rights (including, without limitation, rights to payment of principal and/or interest hereunder) under this Agreement to any Federal Reserve Bank without notice to or consent of the Borrower or the Agent.

          SECTION 10.08 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          SECTION 10.09 Independence of Provisions. All agreements and covenants hereunder shall be given independent effect such that if a particular action or condition is prohibited by the terms of any such agreement or covenant, the fact that such action or condition would be permitted within the limitations of another agreement or covenant shall not be construed as allowing such action to be taken or condition to exist.

          SECTION 10.10 Confidentiality. Each Lender, the Issuing Bank and the Agent agrees that it will not disclose to any third party any written information marked "Confidential" provided to it by the Borrower; provided, that, the foregoing will not (i) restrict the ability of the Agent, the Issuing Bank, the Lenders and any loan participants from freely exchanging such information among themselves (and their respective employees, attorneys, agents and advisors), (ii) restrict the ability to disclose such information to a prospective Eligible Assignee or participant, provided, that, such Eligible Assignee or participant executes a confidentiality agreement with the selling Lender agreeing to be bound by the terms hereof prior to disclosure of such information to such Eligible Assignee or participant or (iii) prohibit the disclosure of such information to the extent such information (a) becomes publicly available,
(b) becomes available through a Person not a Subsidiary, (c) is required to be disclosed pursuant to court order, subpoena, other legal process, regulatory request or otherwise by law or (d) is disclosed in litigation with the Borrower or any of its Subsidiaries.

          SECTION 10.11       Headings.  Article and Section
headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

          SECTION 10.12 Entire Agreement. This Agreement sets forth the entire agreement of the parties with respect to its subject matter and, except for the letter agreement referred to in Sections 2.04(d) and 3.05(b), supersedes all previous understandings, written or oral, in respect thereof.

          SECTION 10.13 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

          SECTION 10.14 Consent to Jurisdiction. (a) Each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State or Federal court sitting in the County of New York, The City of New York, in any action or proceeding arising out of or relating to this Agreement, and each of the parties hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or such Federal court. Each of the parties hereby irrevocably agrees, to the fullest extent each may effectively do so, that each will not assert any defense that such courts do not have subject matter or personal jurisdiction of such action or proceeding or over any party hereto. Each of the parties hereby irrevocably consents to the service of copies of the summons and complaint and any other process which may be served in any such action or proceeding by certified mail, return receipt requested, or by delivering of a copy of such process to such party at its address specified in Section 10.02 or by any other method permitted by law. Each of the parties hereby agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or by any other manner provided by law.

          (b) Nothing in this Section 10.14 shall affect the right of any of the parties hereto to serve legal process in any other manner permitted by law or affect the right of any of the parties to bring any action or proceeding against any of the parties or their property in the courts of other jurisdictions.

          SECTION 10.15       GOVERNING LAW.  THIS AGREEMENT
SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS
OF THE STATE OF NEW YORK, EXCEPT, IN THE CASE OF ARTICLE III, TO
THE EXTENT SUCH LAWS ARE INCONSISTENT WITH THE UCP.

          SECTION 10.16 WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE LC SUBSIDIARIES, THE AGENT, THE LENDERS AND THE ISSUING BANK HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ADVANCES OR THE LETTERS OF CREDIT, OR THE ACTIONS OF THE AGENT, ANY LENDER OR THE ISSUING BANK IN CONNECTION WITH THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.


                                  THE BORROWER:

                                  THE GAP, INC.


                                  By
                                    Name:
                                    Title:


                                  THE LC SUBSIDIARIES:

                                  BANANA REPUBLIC, INC.


                                  By
                                    Name:
                                    Title:


                                  GPS (GREAT BRITAIN) LIMITED


                                  By
                                    Name:
                                    Title:

                                  GAP (CANADA) INC.



                                  By
                                    Name:
                                    Title:


                                  GAP INTERNATIONAL SOURCING
                                  LIMITED



                                  By
                                    Name:
                                    Title:


                                  GAP INTERNATIONAL SOURCING PTE.
                                  LTD.



                                  By
                                    Name:
                                    Title:

                                  GAP (JAPAN) K.K.



                                  By
                                    Name:
                                    Title:

                                  THE AGENT:

                                  CITICORP USA INC.




                                  By
                                    Name:
                                    Title:


                                  THE BANKS:

A Commitment                      CITICORP USA INC.
$ 50,000,000

LC Commitment
$100,000,000


                                  By
                                    Name:
                                    Title:

A Commitment                      BANK OF AMERICA NATIONAL
$ 35,000,000                      TRUST & SAVINGS ASSOCIATION


LC Commitment
$ 85,000,000



                                  By
                                    Name:
                                    Title:

A Commitment                      NATIONAL WESTMINSTER
$ 20,000,000                      BANK PLC


LC Commitment                     Los Angeles Branch
$ 65,000,000


                                  By
                                    Name:
                                    Title:


                                  Nassau Branch


                                  By
                                    Name:
                                    Title:


A Commitment                      NATIONSBANK OF TEXAS, N.A.
$ 30,000,000


LC Commitment
$ 35,000,000

                                  By
                                    Name:
                                    Title:


A Commitment                      THE ROYAL BANK OF CANADA
$ 20,000,000

LC Commitment
$ 30,000,000


                                  By
                                    Name:
                                    Title:


A Commitment                      BANK OF MONTREAL
$ 10,000,000

LC Commitment
$ 35,000,000


                                  By
                                    Name:
                                    Title:

A Commitment                      SOCIETE GENERALE
$ 20,000,000

LC Commitment
$ 30,000,000

                                  By
                                    Name:
                                    Title:


A Commitment                      THE FUJI BANK, LIMITED
$ 15,000,000

LC Commitment
$ 30,000,000
                                  By
                                    Name:
                                    Title:


A Commitment                      U.S. NATIONAL BANK OF OREGON
$ 15,000,000

LC Commitment
$ 30,000,000

                                  By
                                    Name:
                                    Title:


A Commitment                      MORGAN GUARANTY TRUST
$ 20,000,000                      COMPANY OF NEW YORK
LC Commitment
$ 30,000,000

                                  By
                                    Name:
                                    Title:

A Commitment                      THE SUMITOMO BANK LIMITED
$ 15,000,000

LC Commitment
$ 30,000,000

                                  By
                                    Name:
                                    Title:



$250,000,000               Total of the A Commitments
$500,000,000               Total of the LC Commitments




                                  THE ISSUING BANK:

                                  CITIBANK, N.A.



                                  By
                                    Name:
                                    Title:

Schedule I

The Gap, Inc.
                Credit Agreement, Dated as of August 1, 1995


Name of Bank         Domestic Lending Office              CD Lending Office
Eurodollar Lending Office

Citicorp USA, Inc.   Citicorp USA, Inc.
                     399 Park Avenue
                     New York, NY 10043
                     Attention: Credit Administration
                     and
                     Attention: Carolyn Wendler
                     Tel:  (415) 627-6363
                     Fax:  (415) 433-0307


Bank of America      1850 Gateway Blvd.
NT & SA              Concord, CA  94520
                     Telephone: (510) 675-7132
                     Fax: (510) 675-7531/7532
                     Attention: Joyce Drumgoole


National Westminster Bank                 175 Water Street
PLC, Los Angeles Branch                   New York, NY 10038
                     Telephone:  (212) 602-4149
                     Fax:  (212) 602-4118
                     Attention:  Robert Passarello


National Westminster                                      175 Water Street
Bank PLC, Nassau Branch                                   New York, NY 10038
                                                          Tel.:  (212) 602-
4149
                                                          Fax:  (212) 602-
4118
                                                          Att'n:  Robert
Passarello


NationsBank of Texas, N.A.                444 South Flower Street, Suite
4100
                     Los Angeles, CA  90071-2901
                     Telephone:  (415) 974-0774
                     Telephone:  (213) 624-3916
                     Fax:  (213) 624-5812
                     Attention:  Brooke Berg


The Royal Bank       Grand Cayman
of Canada            (North America No. 2) Branch
                     c/o Portland Branch
                     1515 S. W. 5th Avenue
                     Portland, Oregon 97201
                     Telephone: (503) 224-2282
                     Fax: (503) 224-0925
                     Attention: Victoria Hang


Bank of Montreal     115 South LaSalle Street
                     11th Floor
                     Chicago, IL 60603
                     Telephone: (213) 239-0651
                     Fax: (213) 239-0680
                     Attention: Ted Anderson


Societe Generale     Los Angeles Branch
                     2029 Century Park East
                     Suite 2900
                     Los Angeles, CA 90067
                     Telephone:  (310) 788-7117
                     Fax:  (310) 203-0539
                     Attention: Tuliuh Wu


The Fuji Bank, Limited                    San Francisco Agency
                     601 California Street, Suite 500
                     San Francisco, CA 94108
                     Telephone:  (415) 362-4740
                     Fax:  (415) 362-4613
                     Administrative contact:  Candi Eng


U.S. National        National Corporate Banking Division
Bank of Oregon       555 S.W. Oak Street, Suite 400
                     Portland, OR  97204
                     Telephone:  (503) 275-5871
                     Fax:  (503) 275-5428
                     Attention:  Janet E. Jordan, Vice President


Morgan Guaranty Trust                     60 Wall Street
Company of New York  New York, NY 10260
                     Telephone: (212) 648-6976
                     Fax: (212) 648-5014 or -5023
                     Attention: Carl Mehldau


The Sumitomo         Los Angeles Branch
Bank Limited         777 South Figueroa Street
                     Suite 2600
                     Los Angeles, CA 90017
                     Telephone: (213) 955-0855
                     Fax: (213) 623-6832
                     Attention: Al Galluzzo

                          Schedule II

                             None

                         Schedule III

                       CHANGE OF CONTROL


1.  Donald G. Fisher

2.  Doris Fisher

3.  Millard S. Drexler

4. Any person related by blood or marriage to any of the foregoing persons and any trust as to which any of such persons has beneficial ownership of the assets of the trust.

5.  The current executive officers of The Gap, Inc.

                          Schedule IV

                  EXISTING LETTERS OF CREDIT

                          Schedule V

                        LC SUBSIDIARIES
                (As of date of this Agreement)


1.  Banana Republic, Inc.

2.  GPS (Great Britain) Limited

3.  Gap (Canada) Inc.

4.  Gap International Sourcing Limited

5.  Gap International Sourcing Pte. Ltd.

6.  Gap (Japan) K.K.

                          Schedule VI

                     PERMITTED INVESTMENTS


1.  Obligations issued or guaranteed by the United States
    Government.

2. Commercial paper of issuers having a rating of P-1 by Moodys or A-1 by S&P or a rating of not less than P-2 by Moodys and A-2 by S&P.

3. Banker's acceptances, certificates of deposit and eurodollar time deposits (including bank money market funds) from commercial banks with commercial paper ratings
    (or equivalent long-term debt ratings) as specified in 2 above.

4. Tax-exempt securities rated Aaa by Moodys or AAA by S&P or Aa by Moodys or AA by S&P or A by Moodys or A by S&P.

5. Secured repurchase agreements involving any of the instruments referred to in 1-4 above and having the ratings specified in 1-4 above, as applicable, with an institution or institutions whose commercial paper (or long term debt rating) satisfies the criteria specified in 2 above.

6. Money market preferred stock (not issued by a thrift, saving and loans institution or analogous institution) rated Aaa by Moodys or AAA by S&P.

7. Loan participations purchased from major money center banks provided the borrower associated with such participation has a long-term debt rating of P-1 by Moodys or A-1 by S&P or P-2 by Moodys and A-2 by S&P.

    Moodys = Moody's Investors Service, Inc.
    S&P    = Standard & Poor's Corporation